Exhibit 10.4

LEASE dated February 27, 2006 between TOYS “R” US - DELAWARE, INC., a Delaware corporation, whose address is One Geoffrey Way, Wayne, New Jersey 07470 (“Landlord”) and BEST BUY STORES, L.P., a Virginia limited partnership, 7601 Penn Avenue South, Richfield, Minnesota 55423 (“Tenant”).

Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the Demised Premises (as defined in Article I) for the Term provided for in Article IV hereof at the rent provided for in Article V hereof and on all of the terms and conditions set forth herein. Intending to be legally bound hereunder and in consideration of $1.00 and other good and valuable consideration, Landlord and Tenant hereby agree with each other as follows:

ARTICLE I. LEASE SCHEDULE.

The following terms shall be applicable to the various provisions of this Lease which refer to them:

Section 1.01 Demised Premises and the Shopping Center:

Demised Premises means the “Building” (as hereinafter defined) located in the City of Grand Junction, County of Mesa, State of Colorado. The building leased to Tenant consists of approximately 30,701 square feet of floor area and is designated as “Demised Premises” on Exhibit A, attached hereto and made a part hereof. Included in the definition of the term “Demised Premises” shall be the compactor, balers, and generators in or for the Building. The Demised Premises are located on that certain parcel of land consisting of approximately 3.4 acres (the “Land”), a description of which is annexed hereto as Exhibit A-1. The Demised Premises includes any alterations, additions or repairs made thereto. The Land lies adjacent to certain parcels of land owned by SDG Macerich Properties, L.P. (“Developer”), which parcels of land are more particularly described on Exhibit A-2 attached hereto and made a part hereof (“Developer’s REA Tract”). The Land and Developer’s REA Tract, and any buildings and improvements now or hereafter erected thereon, shall be collectively called the “Shopping Center”. The Land is also adjacent to certain real property owned by Developer known as the Mesa Mall (the “Adjacent Shopping Center”), a description of which is annexed hereto as Exhibit A-3.

Section 1.02 Building:

“Building” means the building containing approximately 30,701 square feet of floor area in which the Demised Premises is located, as shown on Exhibit A.

Section 1.03    Expiration Date:

“Expiration Date” means the January 31st next following the fifteenth (15th) anniversary of the Commencement Date. See Section 19.17 regarding the “Renewal Terms”.

Section 1.04    Rent:

(a)Minimum Rent: Minimum Rent shall be payable as follows: (i) the sum of $332,798.84 per annum during the first five (5) years of the Term; (ii) the sum of $366,078.72 per annum during the sixth (6th) through tenth (10th) years of the Term; and (iii) the sum of $402,686.60 per annum during the balance of the Term.

(b)Percentage of Gross Sales: None.

Section 1.05    Taxes:

(a)Tax Contributions: See Section 5.03.

Section 1.06	Intentionally Omitted.
Section 1.07	Security: None.
Section 1.08	Use:

(a)Permitted Uses: See Section 9.01.

Section 1.09	Broker: None.
Section 1.10	Notice Addresses:

(a)Landlord’s Notice Address:

One Geoffrey Way

Wayne, New Jersey 07470

Attention: Vice President - Real Estate, Design and

Construction

(b)Landlord’s Notice Copy Address:

One Geoffrey Way

Wayne, New Jersey 07470

Attention: Vice President - Real Estate Counsel

Cole, Schotz, Meisel, Forman & Leonard, P.A. Court Plaza North 25 Main Street, P.O. Box 800 Hackensack, New Jersey 07602-800 Attention: Richard W. Abramson, Esq.

(c)Tenant’s Notice Address:

7601 Penn Avenue South

Richfield, Minnesota 55423

Attention: Legal Department-Real Estate

(d)Tenant’s Notice Copy Address:

Robins, Kaplan, Miller & Ciresi, L.L.P.

2800 LaSalle Plaza

800 LaSalle Avenue

Minneapolis, Minnesota 55402-2015

Attention: Steven A. Schumeister, Esq.

ARTICLE II. DEFINITIONS.

As used herein, the following words and phrases have the following meanings:

Section 2.01	Common Area:

Means the portions of the Shopping Center designated for common use from time to time by Landlord and includes, without limitation, the Parking Area, sidewalks, entrances, exits, service roads, means of ingress and egress, landscaping, common utilities and sewer lines, monument sign and other common facilities including, without limitation, common roadways located in the Shopping Center, Adjacent Shopping Center or located outside of the Shopping Center, but serving the Shopping Center or as otherwise set forth in the REA (as hereinafter defined).

Section 2.02     Expiration Date:

Means the last day of the Term. If the Term has been extended or this Lease has been renewed, the Expiration Date shall be the last day of the Term as so extended or renewed. If this Lease is cancelled or terminated prior to the originally fixed Expiration Date, then the Expiration Date shall be the date on which this Lease is so cancelled or terminated.

Section 2.03      Force Majeure:

Means any of the following events: Acts of God; strikes, lock outs, or labor difficulty; explosion, sabotage, accident, riot or civil commotion; act of war; fire or other casualty; legal requirements; delays caused by the other party; any causes beyond the reasonable control of a party (except that the inability to obtain funds shall not be deemed to be a Force Majeure). Notwithstanding anything herein contained the provisions of this Section shall not be applicable to Tenant’s obligations to pay Rent or any other sums or charges payable by Tenant hereunder.

Section 2.04    Insurance Requirements:

Means the applicable provisions of the insurance policies carried by Landlord covering the Demised Premises, the Shopping Center, or any part of either; all requirements of the issuer of any such policy; and all orders, rules, regulations and other requirements of any insurance service office which serves the community in which the Shopping Center is situated.

Section 2.05    Landlord’s Work:

None.

Section 2.06    Master Lease:

Means a lease of the Demised Premises, or a lease of the ground underlying the Demised Premises, between the owner thereof, as lessor, and Landlord, as lessee, giving rise to Landlord’s rights and privileges in the Demised Premises or such underlying land.

Section 2.07       Master Lessor:

Means the owner of the Lessor’s interest under the Master Lease.

Section 2.08       Mortgage:

Means any mortgage, deed to secure debt, trust indenture, or deed of trust which may now or hereafter affect, encumber or be a lien upon the Demised Premises, the Land, the real property of which the Demised Premises forms a part, or Landlord’s interest therein; and any spreading agreements, future advances made pursuant to any existing Mortgage, renewals, modifications, consolidations, replacements and extensions thereof.

Section 2.09      Mortgagee:

Means the holder of any Mortgage, at any time, or any lender providing financing to Landlord.

Section 2.10      Parking Area:

Means those portions of the Shopping Center which are designated as such by Landlord from time to time, subject to the provisions of subsection 11.02(b).

Section 2.11       Person:

Means an individual, fiduciary, estate, trust, partnership, firm, association, corporation, or other organization, or a government or governmental authority.

Section 2.12       Tenant’s Pro Rata Share:

Means one hundred (100%) percent.

Section 2,13       Repair:

Includes the words “replacement and restoration”, “replacement or restoration”, “replace and restore”, “replace or restore”, as the case may be.

Section 2.14       Tenant’s Agents:

Includes Tenant’s employees, servants, licensees, tenants, subtenants, assignees, contractors, heirs, successors, legatees, and devisees.

Section 2.15      Tenant’s Work:

Tenant’s Work means the construction and other work designated as Tenant’s Work as set forth in Section 3.04.

Section 2.16       Term:

The Term is as set forth in Sections 1.03 and 4.01 and includes any renewals and extensions thereof.

Section 2.17      Year:

For the purposes of this Lease, the word “year”, wherever appearing herein, shall have the following meaning:

The first year shall commence on the Commencement Date and shall terminate on the 364th day thereafter. Each year thereafter shall commence on the anniversary of the Commencement Date and shall continue for 364 days thereafter (365 days when a leap year occurs), provided, however, that the last year shall terminate on the Expiration Date. The foregoing definition of the word “year” shall not be applicable to a “Lease Year” or a “Tax Fiscal Year” (each as separately defined herein).

Section 2.18      REA:

Means that certain Reciprocal Easement and Operation Agreement dated July 21, 1992 and recorded on July 30, 1992 in Book 1914 at Page 685 in the Office of the Clerk and Recorder of Mesa County, Colorado, between The Equitable Life Assurance Society of the United States and Toys “R” Us, Inc.

ARTICLE III. CONDITION OF DEMISED PREMISES.

Section 3.01      Landlord’s Work:

Tenant shall accept possession of the Demised Premises in its present “as is” condition, except as specifically set forth in Section 7.01. Notwithstanding the foregoing, Landlord shall deliver the Demised Premises with the roof water tight and with the HVAC system in working order.

Section 3.02      Delivery of Possession:

Delivery of Possession shall be deemed to have occurred on the later of (i) date on which Landlord tenders possession of the Demised Premises to Tenant; (ii) March 4, 2006; or (iii) the date of satisfaction of the conditions set forth in Section 19.23 below.. Landlord intends to deliver possession of the Demised Premises to Tenant on March 4, 2006.

Section 3.03      Tenant’s Right of Entry:

Tenant may enter the Demised Premises after Delivery of Possession and before the Commencement Date for the purpose of performing Tenant’s Work. Upon and after any entry to the Demised Premises by Tenant, all of Tenant’s obligations under this Lease shall be applicable, except for Tenant’s obligations to pay Rent.

Section 3.04      Tenant’s Work:

(a)Tenant has submitted to Landlord preliminary plans and specifications for the construction of Tenant’s Work (“Tenant’s Plans”), a list of which is attached hereto as Exhibit B. Landlord agrees that Tenant’s Work may be constructed by Tenant, so as to substantially conform to Tenant’s Plans. Tenant may make variations from Tenant’s Plans, provided such variations conform to the provisions of section 7.03. In all other respects, Tenant’s Work shall be performed in accordance with the following provisions of this Section 3.04.

(b)Promptly after Delivery of Possession, Tenant shall commence the performance of Tenant’s Work and shall diligently prosecute Tenant’s Work to completion.

(c)Tenant shall perform all of Tenant’s Work in accordance with the provisions of subsections 7.03(b), (c), and (h), as if such subsections were applicable to Tenant’s Work.

Prior to doing any work relating to the installation of utility lines, feeders, conduits and waste lines (such work and installation are hereinafter referred to as “Additional Installations”), Tenant shall submit to Landlord for Landlord’s written approval (which approval shall not be unreasonably withheld, conditioned or delayed) detailed plans and specifications relating to such Additional Installations, including the area where work is to be performed. The Additional Installations including all equipment, labor, and materials shall be at Tenant’s sole cost and expense and shall be performed in conformity with said approved plans and specifications and with all applicable laws, rules, and regulations of governmental authorities and public utility companies having jurisdiction and with all rules and regulations of the Board of Fire Underwriters. All costs and expenses in connection with the repair, replacement, operation, and maintenance of such Additional Installations shall be borne solely by Tenant. All of the provisions of this Lease shall apply to the Additional Installations, including, by way of example, but not limited to, Tenant’s duty to comply with all laws, Tenant’s indemnification of Landlord for liability in regard thereto, and Tenant’s duty to carry insurance and Tenant’s duty to make repairs.

(d)If any governmental authority requires that a certificate of occupancy be issued with respect to the Demised Premises, Tenant shall apply for, and obtain a certificate of occupancy and submit same to Landlord for inspection.

ARTICLE IV. TERM.

Section 4.01      Term:

The Term of this Lease shall commence on the earlier to occur of: (a) the ninetieth (90th) day next following Delivery of Possession; or (b) the date Tenant opens the Demised Premises for business. The Term shall expire on the date designated as Expiration Date in Article I. The date upon which the Term commences is referred to in this Lease as the “Commencement Date”.

Section 4.02      Short Form Lease:

Upon request of either party the other shall execute a document in recordable form setting forth the exact Commencement Date of the Term hereof. Contemporaneously with the execution hereof, the parties shall execute and deliver a short form lease or memorandum of lease in proper form for recording, setting forth such Commencement Date and any provision hereof other than Article V, Sections 1.04, 1.05, and 11.04. The party electing to record shall pay all recording fees and costs in connection with any such short form or memorandum of lease. Neither Landlord nor Tenant shall record this Lease.

ARTICLE V. RENT, SECURITY, TAX CONTRIBUTIONS.

Section 5.01      Minimum Rent:

Tenant shall pay Minimum Rent to Landlord. Minimum Rent shall be payable without notice or demand. Minimum Rent shall be payable at the rates set forth in Article I. Minimum Rent shall be payable in equal monthly installments. Each monthly installment shall be due in advance. The first monthly installment shall be due on the Commencement Date. Each subsequent installment shall be due on the first day of each month during the Term. If the Commencement Date is a day other than the first day of the month, the first installment shall be one thirtieth of a normal monthly installment for each day during the period commencing with the Commencement Date up to and including the last day of that month. If the Expiration Date occurs on a day other than the last day of any month, Minimum Rent for the last month during the Term shall be pro rated in the same manner.

Section 5.02       Intentionally Omitted.

Section 5.03      Tax Contributions:

(a)In addition to all other charges Tenant is required to pay hereunder, Tenant shall pay “Tax Contributions” to Landlord.

(b)The following terms have the following meanings:

(i)“Tax Contributions” means Tenant’s Pro Rata Share of all Impositions, exclusive of interest and penalties attributable to Landlord’s delinquent payment of Impositions, if any;

(ii)“Impositions” means all taxes, assessments (special or otherwise, foreseen or unforeseen) and all other governmental charges assessed, levied or imposed against the Demised Premises, the Building and Land during any Tax Fiscal Year occurring wholly or partially within the Term. If any governmental authority imposes, assesses or levies tax on rent or any other tax upon Landlord as a substitute in whole or in part for real estate taxes or assessments, the substitute tax shall be deemed to be an Imposition.

(c)If any Tax Fiscal Year occurs partially within and without the Term, then, within a reasonable time after the Commencement Date or Expiration Date, Landlord and Tenant shall adjust Tax Contributions with respect to any such Tax Fiscal Year so that Tenant shall bear Tax Contributions which are attributable to the Term and Landlord shall bear the remainder thereof.

(d)Tenant shall pay Tenant’s Tax Contributions to Landlord as follows:

(i)If Landlord is required to pay monthly Impositions to any

Mortgagee Tenant shall pay monthly installments on account of Tax Contributions to Landlord. Installments shall be paid in the same manner and at the same time as Minimum Rent. Until the actual amount of Tax Contributions payable with respect to the first Tax Fiscal Year are actually determined, estimated monthly installments with respect to that Tax Fiscal Year shall be determined by Landlord in Landlord’s reasonable discretion. After Tax Contributions for the first Tax Fiscal Year are finally determined, each monthly installment shall be a fraction of Tenant’s Tax Contributions for the previous Tax Fiscal Year. The numerator of the fraction shall be one. The denominator of the fraction shall be the number of months in the previous Tax Fiscal Year. If Landlord is not required to pay monthly Impositions to any Mortgagee, then Tenant shall not be required to pay monthly Impositions and shall pay Tax Contributions within twenty (20) days of submission of a statement therefor but in no event earlier than thirty (30) days prior to the date that the Impositions are due and payable to the taxing authorities.

(ii) If the installments payable with respect to any Tax Fiscal Year shall exceed Tax Contributions for that Tax Fiscal Year, Landlord shall refund the difference to Tenant promptly. If the installments payable with respect to any Tax Fiscal Year shall be less than Tax Contributions for that Tax Fiscal Year, Tenant shall reimburse Landlord for the difference promptly after Landlord renders a bill with respect thereto.

(e)Upon request, Landlord shall furnish Tenant with a copy of the current Imposition bill and a copy of the previous Imposition bill or evidence that such previous bill has been paid to the taxing authorities.

(f)Tenant shall not institute any proceeding with respect to the assessed valuation of the Demised Premises or any part thereof or the Impositions thereon, except as set forth below. If Landlord has not instituted such proceeding for any year or fiscal period and if at least forty-five (45) days prior to the last day for the institution thereof Tenant requests Landlord to institute such proceeding, Landlord may, within fifteen (15) days after such request, file with the appropriate municipal authority having jurisdiction thereover an application for reduction and correction of the tax assessment for such year or fiscal period, failing which, Tenant may institute such proceeding on behalf of Landlord and Landlord shall promptly furnish Tenant with copies of the notice of assessment and all other documents reasonably required by Tenant in order to prosecute such proceeding. If Landlord shall receive a refund of an Imposition for which Tenant has paid Tenant’s Pro Rata Share, Tenant shall receive Tenant’s Pro Rata Share thereof after deducting the costs, fees and expenses incurred in connection with obtaining such refund.

(g)“Tax Fiscal Year” means the applicable fiscal year(s) of the taxing authorities having jurisdiction over the Demised Premises.

(h)If an assessment is payable in installments and Landlord elects the installment method of payment, Impositions shall include only the installments that come due during the Term and the interest payable with respect to those installments. If an assessment is payable in installments and Landlord does not elect the installment method of payment, Impositions shall include only the installments that would have come due during the Term, and the interest that would have been payable with respect to those installments, had Landlord elected the installment method of payment, however, Tenant may elect to pay Tenant’s Pro Rata Share of such assessment in a lump sum.

Section 5.04      Payment of Rent:

(a)“Rent” means Minimum Rent and Tax Contributions.

(b)Rent shall be paid without notice, demand, counterclaim, offset, deduction, defense, or abatement, except as otherwise specifically set forth herein.

(c)All Rent payable under this Lease shall be payable at Landlord’s address as set forth in Section 19.04A or at such other address as Landlord shall designate by giving notice to Tenant.

(d)If Tenant shall fail to pay any Tax Contributions or any other charges payable hereunder whether or not same are called Rent or additional rent and if the failure results in “Default” (as hereinafter defined), Landlord shall have all remedies provided for in this Lease or at law in the case of nonpayment of Minimum Rent.

Tenant’s obligations (accruing during the Term) under Article V and Section 11.04 hereof, shall survive the expiration or sooner termination of this Lease.

ARTICLE VI. CONDITION OF DEMISED PREMISES AND SIGNS.

Section 6.01       No Representation, Etc.:

Landlord has made no representation, covenants or warranties with respect to the Demised Premises except as expressly set forth in this Lease.

Section 6.02       Mechanics’ Liens:

(a)If any mechanic’s or materialman’s lien is filed against the Demised Premises as a result of any additions, alterations, repairs, installations or improvements made by Tenant, or any other work or act of Tenant, Tenant shall discharge or bond same within twenty days from receipt of actual notice of the filing of the lien. If Tenant shall fail to discharge or bond the lien, Landlord may bond or pay the lien or claim for the account of Tenant without inquiring into the validity of the lien or claim.

(b)Tenant may contest any mechanics’ or other liens imposed against the Demised Premises (provided that Tenant shall have no responsibility with respect to liens arising from construction, repair or maintenance required of Landlord under this Lease); provided Tenant believes in good faith that such liens are not proper; and further provided that Tenant furnishes Landlord reasonable security to ensure payment and to prevent any sale, foreclosure or forfeiture of the Demised Premises by reason of such nonpayment. Tenant shall furnish to Landlord such security as Landlord may reasonably request pursuant to the foregoing sentence within (30) days of receiving a written request therefor. Upon a final determination of the validity of such lien or claim, Tenant shall promptly pay any judgment or decree rendered against Tenant or Landlord, including, without limitation, all costs and charges, and shall cause such lien to be released of record, all without cost to Landlord.

Section 6.03       Signs:

(a)Tenant shall have the right to install and maintain signs affixed to the exterior of the Demised Premises subject to (i) the written approval of Landlord as to dimensions, material, content, location and design, which approval shall not be unreasonably withheld, delayed or conditioned, (ii) applicable legal requirements, (iii) Insurance Requirements. Tenant shall obtain and pay for all required permits and licenses relating to such signs. Copies of all such permits and licenses shall be delivered to Landlord upon request. Landlord shall, at Tenant’s cost, reasonably cooperate with Tenant in obtaining all required permits, licenses and approvals.

(b)Tenant has submitted to Landlord prototype sign plans, which plans are annexed hereto as Exhibit C (“Tenant’s Sign Plans”) and which includes prototypes of the sign(s) Tenant desires to place on the Building and on the “Pylon” (as hereinafter defined). Landlord agrees that Tenant may install a sign(s) on the front of the Demised Premises and on the Pylon, substantially similar to the signs shown on Tenant’s Sign Plans. In addition, Best Buy Stores, L.P. or any assignee pursuant to Section 10.01(e) may, without Landlord’s approval as provided in Section 6.03(a)(i), but subject to the other terms and conditions of Section 6.03(a), install its prototypical sign(s) on the exterior walls of the Building in the locations specified in Tenant’s Sign Plans, provided that any such sign is comprised of individually lighted letters and not a back lighted box sign.

(c)Tenant shall not have the right to maintain or install any other signs in or at the Shopping Center or visible from the outside of the Demised Premises (other than as set forth in (a) and (b) above or in (f) below), other than neatly lettered professionally made signs, stickers or decals located inside the Demised Premises.

(d)If necessary in order to make repairs, alterations or improvements in or to the Demised Premises or the Monument(s), which Landlord is obligated or has the right to perform, Landlord shall have the right to remove any of Tenant’s signs, provided, however, that Landlord shall, at its expense, promptly replace any such sign promptly after such work is completed by Landlord. Landlord shall proceed with due diligence in the performance of any such work.

(e)Tenant may not install signs, lamps or other illumination devices in or upon the Demised Premises if the lamps, signs or devices flash or go on and off intermittently.

(f)Tenant shall have the right to install its sign on the Monument, as shown on Exhibit A, (“Monument”), subject to legal requirements, and in accordance with the following provisions:

(i)Tenant may install its sign in the sign panel previously used by Toys “R” Us or in a new sign panel of the same size, position and dimensions as the sign panel previously used by Toys “R” Us, as shown on Exhibit C.

(ii)Tenant’s sign shall be subject to (w) the written approval of Landlord as to dimensions, material, content, location and design, provided such approval shall not be unreasonably delayed, withheld or conditioned, (x) the requirements and conditions of the REA and the Operating Agreement (as hereinafter defined), (y) applicable legal requirements, and (z) Insurance Requirements. Tenant shall obtain and pay for all required permits and licenses relating to such sign. Copies of all such permits and licenses shall be delivered to Landlord within a reasonable time after they are issued. Landlord shall, at Tenant’s cost, reasonably cooperate with Tenant in obtaining all required permits, licenses and approvals.

(iii)If Tenant installs a sign on a Monument, Tenant shall be solely responsible for the cost of repairing, maintaining, replacing, altering and furnishing electric current to the Monument.

(iv)Tenant shall, at its sole cost and expense, keep its sign located on the Monument in good order and repair.

Section 6.04       Insurance Covering Tenant’s Work:

Tenant shall not make any alterations, repairs or installations, or perform Tenant’s Work or any other work to or on the Demised Premises unless prior to the commencement of such work Tenant shall obtain or cause its contractor(s) to obtain (and during the performance of such work keep in force) builders risk, public liability and workmen’s compensation insurance to cover every contractor to be employed. Such policies shall be non cancelable without ten days notice to Landlord. The policies shall be in amounts and shall be issued by companies licensed to do business in the State in which the Demised Premises are located and reasonably satisfactory to Landlord and shall name Landlord and any Mortgagee as additional insureds. Prior to the commencement of such work, Tenant shall deliver duplicate originals or certificates of such insurance policies to Landlord.

ARTICLE VII. REPAIRS. ALTERATIONS, COMPLIANCE, SURRENDER.

Section 7.01       Repairs by Landlord:

(a)Landlord shall, at its cost and expense, for a one (1) year period commencing on the Commencement Date, reasonably repair and maintain the existing HVAC system in the Demised Premises.

(b)Landlord shall replace the roof of the Demised Premises, if so required, during the Term. Landlord shall be under no duty to inspect the Demised Premises to determine if such replacement is needed and Tenant shall undertake such inspection. Landlord’s obligation to replace the roof shall arise only after Tenant advises Landlord in writing that such replacement is required, together with reasonable supporting documentation. Tenant shall be obligated to pay Landlord for the costs incurred by Landlord in replacing the roof in equal monthly installments on the first (1st) day of each month commencing on the first (1st) day of the month following such replacement at a rate equal to one-twelfth (1/12th) of the annual amortization of such cost (amortized on a straight-line basis over a period of seven (7) years).

Section 7.02       Repairs and Maintenance by Tenant:

(a)Except for repairs Landlord is specifically obligated to make or cause to be made hereunder, Tenant shall make all repairs to the Demised Premises and the Common Area necessary or desirable to keep the Demised Premises and the Common Area in good order and repair and in a safe, dry and tenantable condition, ordinary wear and tear excepted. Without limiting the generality of the foregoing, Tenant shall be specifically required to make repairs (a) to that portion of any pipes, lines, ducts, wires, or conduits that service Tenant and are contained within the Demised Premises or that service the Demised Premises exclusively and are located outside of the Demised Premises; (b) to windows, plate glass, doors, and any fixtures or appurtenances composed of glass; (c) to Tenant’s sign(s), including any sign installed on a Monument, (d) after the one year anniversary of the Commencement Date, to any heating or air conditioning equipment installed in or servicing the Demised Premises; and (e) to the Demised Premises or the Building when repairs to the same are necessitated by any act or omission of Tenant or Tenant’s Agents, or the failure of Tenant to perform its obligations under this Lease. Tenant shall keep the Demised Premises in a reasonably clean and sanitary condition, reasonably free from vermin and escaping offensive odors. In addition, Tenant shall comply with the maintenance and repair obligations and conditions as set forth in Article 20 of the “Operating Agreement” (as hereinafter defined).

(b)Tenant shall keep the Parking Area properly paved and in good order and repair throughout the Term, in a commercially reasonable manner consistent with the operation and management of first class strip shopping centers in the state where the Demised Premises is located. Tenant shall keep the Parking Area properly drained and shall provide painted stripes to designate parking spaces. Tenant will remove or cause to be removed accumulated snow and ice, if any, (in accordance with sound shopping center management practice consistent with the operation and management of similar class strip shopping centers in the state where the Demised Premises is located) from the Parking Area and Land. Tenant may deposit accumulated snow on portions of the Land as may be necessary under the circumstances; provided that such ice and snow shall only be deposited in portions of the Land not adjacent to the Demised Premises which will be selected with a view to minimizing any disruption with the parking and access roadways on the Land. If any ice cannot be removed with reasonable effort on the part of Tenant, it will be sufficient for Tenant to spread sand or other abrasive substance over the ice. Tenant shall keep the Parking Area illuminated from sunset until at least the earlier to occur of 10:00 p.m. or one-half hour after the Demised Premises closes for business from Monday through Sunday, except for legal holidays when the Demised Premises are closed.

Section 7.03       Approval by Landlord of Repairs and Alterations:

After completion of Tenant’s Work, Tenant may make repairs and alterations to the Demised Premises, subject to the following provisions:

(a)such alterations or repairs shall not reduce the fair market value of the Building below its value immediately before such alteration or addition;

(b)such alterations or repairs shall be effected with due diligence and in good and workmanlike manner in accordance with all applicable legal requirements and Insurance Requirements;

(c)such alterations or repairs shall be promptly and fully paid for by

Tenant;

(d)any alterations or repairs to the plumbing, mechanical, electrical, sewerage, sprinkler or HVAC system which adversely affect the Building or which substantially change the capacity of any such system, shall be done in accordance with plans, specifications approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned provided that Tenant remedies the adverse effect of such alteration or repair;

(e)Tenant shall not make any major structural alterations without obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned provided: (i) such alteration is architecturally compatible with the Building; and (ii) such alteration neither changes the size of the floor area of the Demised Premises, changes the height of the Building, results in there not being store premises within the Demised Premises consisting of at least 20,000 square feet of floor area (exclusive of any mezzanine), nor result in there being more than two (2) separate premises within the Demised Premises;

(f)Tenant may perform any other non structural interior repairs or alterations within the Demised Premises without obtaining Landlord’s consent;

(g)Tenant shall, within a reasonable time after completion of any alteration or repair, which required the preparation of plans and specifications, furnish Landlord with a set of “as built” plans and specifications therefor.

(h)Notwithstanding anything to the contrary contained herein, Tenant may not construct a mezzanine in the Demised Premises without obtaining Landlord’s consent.

Section 7.04       Compliance:

(a)Tenant shall observe and comply promptly with all present and future legal requirements and Insurance Requirements relating to or affecting the Demised Premises, the Building, the Common Area or any sign of Tenant, or the use and occupancy thereof, or any appurtenance thereto, and any construction, installations or equipment belonging to or installed by Tenant anywhere in the Shopping Center and shall comply with same relating to any other portion of the Shopping Center if such compliance is necessitated due to any acts or omissions of Tenant, including, without limitation, Tenant’s use or manner of use of the Demised Premises [“Tenant’s Requirement(s)”]. If such compliance requires the making of exterior or structural alterations or repairs, Tenant shall not commence such alterations or repairs unless and until tenant has submitted plans and specifications for such work to Landlord, and Tenant has obtained the approval thereof from Landlord and, if required, from any Mortgagee. Such approval by Landlord and the Mortgagee shall not be unreasonably withheld or delayed.

(b)Tenant may, at its expense, contest by appropriate proceedings prosecuted diligently and in good faith, the validity or applicability of Tenant’s Requirement(s), provided that:

(i)Landlord shall not be subject to any criminal penalty or prosecution for a crime nor shall the Building or any part thereof be subject to being condemned, closed or vacated by reason of non compliance or otherwise by reason of such contest;

(ii)Tenant shall defend, indemnify and hold harmless Landlord against all liability, loss or damage which Landlord shall suffer by reason of such non compliance or contest, including reasonable attorneys’ fees and other expenses reasonably incurred by Landlord;

(iii)such non compliance or contest shall not constitute or result in any violation of any Mortgage or Master Lease affecting the Building;

(iv)Tenant shall keep Landlord reasonably advised as to the status of such proceedings; and

(v)such non compliance or contest shall not result in a lien being filed against the Building, unless a bond is posted in satisfaction of such lien in an amount and with a surety reasonably acceptable to Landlord.

Tenant need not comply with any such Tenant’s Requirement(s) so long as Tenant is contesting the validity thereof and the provisions of subparagraphs (i) through (v) are being met.

Without limiting the application of the foregoing, Landlord shall be deemed subject to prosecution for a crime within the meaning hereof, if Landlord, or any officer of Landlord individually, is charged with a crime of any kind or degree whatever, whether by service of a summons or otherwise, unless such charge is withdrawn before Landlord or such officer (as the case may be) is required to plead or answer thereto.

(c)(i) Tenant shall not use, install or dispose of hazardous wastes or other hazardous materials, including, without limitation, asbestos (individually and collectively “Hazardous Substance(s)”), at, on or near the Building or Land, subject, however, to the provisions of subsection 7.04(c)(iii).

(ii)If any Hazardous Substance(s) is found at, on or near the Building or Land, Tenant shall promptly, at its sole cost and expense, remove and/or treat the same, as required by law and pay any fines or penalties imposed by any governmental authority in connection therewith.

(iii)Notwithstanding the provisions of subsection 7.04(c)(i), Tenant may use in the ordinary course of a retail business cleaning solvents and similar products and sell products at the Demised Premises which are sold in a typical first class retail electronics store and which may be classified as a Hazardous Substance(s), provided in either case that same are stored, used and sold in accordance with legal requirements and provided that Tenant complies with the provisions of subsection 7.04(c)(ii).

(d)Tenant shall fully and faithfully comply with the terms and conditions of the REA and that certain Operating Agreement dated January 31, 1980 and recorded March 5, 1980 in Book 1247 at Page 110 between General Growth Properties; J.C. Penney Properties, Inc. and Dayton-Hudson Corporation, d/b/a Target Stores, as amended by First Amendment of Operating Agreement dated as of April 29, 1981 and recorded June 15, 1981 in Book 1318 at Page 580; Second Amendment of Operating Agreement dated as of June 1, 1982 and recorded October 6, 1982 in Book 1394 at Page 237; Third Amendment of Operating Agreement dated as of September 1, 1982 and recorded on December 23, 1982 in Book 1406 at Page 723; Fourth Amendment of Operating Agreement dated as of February 1, 1984 and recorded September 5, 1984 in Book 1503 at Page 592; Fifth Amendment of Operating Agreement dated as of December 30, 1993 and recorded January 10, 1997 in Book 2293 at Page 603; and as modified by First Amendment to Supplemental Agreement dated as of January 12, 1982 and recorded March 8, 1982 in Book 1360 at Page 483 between General Growth Properties and J.C. Penney Properties, Inc. (collectively, the “Operating Agreement”), and any supplemental or maintenance agreements relating thereto. Tenant shall not do or cause to be done or suffer or permit any act to be done which would or might cause the REA and/or the Operating Agreement, or the rights of Landlord under the REA and/or Operating Agreement, to be endangered, canceled, terminated, forfeited or surrendered, or which would or might cause Landlord to be in default thereunder or liable for any damage, claim or penalty. If there is any conflict between the provisions of this Lease and the provisions of the REA and/or the Operating Agreement which would permit Tenant to do or cause to be done or suffer or permit any act or thing to be done which is prohibited by the REA and/or the Operating Agreement then the provisions of the REA and/or the Operating

Agreement shall prevail.

Section 7.05       Electrical Lines:

If the Tenant installs any electrical equipment that overloads the lines in the Building or the Shopping Center, Landlord may require Tenant to make whatever changes to such lines as may be necessary to render the lines in good order and repair and in compliance with all Insurance Requirements and applicable legal requirements.

Section 7.06       Emergency Repairs:

If, in an emergency, it shall become necessary to make promptly any repairs or replacements required to be made by Tenant, Landlord or any Mortgagee, may, upon reasonable notice to Tenant under the circumstances, enter the Demised Premises and proceed to have such repairs or replacements made and pay the cost of such repairs or replacements. Within thirty (30) days after Landlord renders a bill for such repairs or replacements, Tenant shall reimburse Landlord for the reasonable cost of making such repairs. Landlord agrees to use due diligence and reasonable efforts to make all such repairs required of Landlord in a timely and non disruptive manner.

Section 7.07       Surrender of Premises:

On the Expiration Date, Tenant shall quit and surrender the Demised Premises broom clean, and in good condition and repair, reasonable wear and tear and damage due to fire or other casualty or condemnation excepted, together with all alterations, fixtures, installations, additions and improvements which may have been made in or attached on or to the Demised Premises, provided, however, Tenant shall remove its trade fixtures, personal property and readily removable decorative installations and improvements installed by Tenant, provided Tenant promptly repairs any damage caused by such removal. Any personal property of Tenant or any subtenant or occupant which shall remain in or on the Demised Premises after the termination of this Lease and the removal of Tenant or such subtenant from the Demised Premises, may, at the option of Landlord and without notice, be deemed to have been abandoned by Tenant or such subtenant or occupant and may either be retained by Landlord as its property or be disposed of, without accountability, in such manner as Landlord may see fit, or if Landlord shall give written notice to Tenant to such effect, such property shall be removed by Tenant, at Tenant’s cost and expense; and Landlord shall not be responsible for any loss or damage occurring to any such property owned by Tenant or any subtenant or occupant. Tenant’s obligations under this Section shall survive the Expiration Date.

ARTICLE VIII SERVICE AND UTILITIES.

Section 8.01       Electricity:

Tenant shall install an electric meter to measure electricity consumed at the Demised Premises and shall perform such other work as shall be necessary so that consumption of electricity at the Demised Premises shall be measured separately. Tenant shall make its own arrangements with the utility company supplying electricity for that service. Commencing at Delivery of Possession, Tenant shall pay for all electrical service and charges relating to the Demised Premises and Tenant’s sign, including, but not limited to, transformer, panel and wiring maintenance; upgrades; and code changes or requirements.

Section 8.02       Gas Service:

If Gas Service is available to the Demised Premises and if Tenant shall desire to use such service,

Tenant shall install a gas meter to measure gas consumed at the Demised Premises and shall perform such other work as shall be necessary so that consumption of gas at the Demised Premises shall be measured separately. Tenant shall make its own arrangements with the utility company supplying gas for that service. Commencing at Delivery of Possession, Tenant shall pay for all gas service and charges relating to the Demised Premises.

Section 8.03       Water:

Tenant shall install a water meter at Tenant’s expense to measure water consumed at the Demised Premises and shall make its own arrangements with the utility company supplying water and/or sewer service for that service. Commencing at Delivery of Possession, Tenant shall pay for water and sewer or water rent, charge, tax or levy.

Section 8.04       Heat, Hot Water, Air Conditioning:

Landlord shall not be required to supply heat, hot water or air conditioning to the Demised Premises. Tenant shall supply its own requirements of heat, hot water and air conditioning.

ARTICLE IX. USE AND OPERATION.

Section 9.01       Use:

(a)Tenant shall use the Demised Premises as a first class retail electronics store, and for no other purpose except as otherwise specifically set forth below. The foregoing shall not constitute an obligation or a covenant on the part of Tenant to continuously operate or conduct any business whatsoever in the Demised Premises during the Term or any Renewal Terms. Tenant, upon prior written notice to Landlord, may change the use of the Demised Premises to any “Lawful Retail Use” (as hereinafter defined) provided that at least one (1) store unit of at least 20,000 square feet of floor area (exclusive of any mezzanine) remains in operation and that there are not more than two (2) separate premises in operation within the Demised Premises, and for no other purpose. No portion of the Demised Premises may, at any time during the Term, be used as a supermarket.

(b)If Tenant fails to open for business in the Demised Premises, Landlord shall have the right to terminate this Lease by written notice to Tenant thirty (30) days prior to the date upon which such failure to open would trigger any right to recapture, if any, in the REA and/or Operating Agreement.

(c)The term “Lawful Retail Use”, as used in this Lease, shall be construed broadly to mean any lawful sales of merchandise or services, whether at retail, wholesale or discount, which are typically found in similar class strip shopping centers in the Grand Junction metropolitan area.

Section 9.02       Landlord’s Additional Right of Recapture:

(a)If at any time during the Term, (1) Tenant gives Landlord notice of Tenant’s intention to cease business operations in the Demised Premises (the “Go Dark Notice”), or (2) all or substantially all of the Demised Premises is not open to the public for business for a period of six (6) consecutive months for reasons other than remodeling, damage and destruction, eminent domain or a change in the occupancy of the Demised Premises resulting from an assignment or sublease entered into pursuant to Article X (provided that such assignee or sublessee must reopen the Demised Premises for business by the end of the tenth (10th) consecutive month), Landlord shall have the right to recapture the Demised Premises in accordance with the provisions of the immediately succeeding paragraph.

(b)At any time after either receipt of the Go Dark Notice or the expiration of the six (6)

month period referred to in the immediately preceding paragraph, Landlord may, but shall be under no obligation to give to Tenant, a notice (hereinafter “Notice of Recapture”), which Notice of Recapture shall be given, if at all, within thirty (30) days thereafter. Landlord, in its Notice of Recapture, shall set forth a date not sooner than thirty (30) days (but, in no event less than the minimum number of days to permit Tenant to comply with applicable laws concerning cessation of operations at the Demised Premises) nor more than ninety (90) days after such notice, as the date for the termination of this Lease, and upon such date, this Lease shall terminate as if such date were the date originally set forth in this Lease as the Expiration Date of the Term, and upon such date this Lease shall be null and void and of no further force or effect, except for accrued liabilities. Notwithstanding the foregoing, if prior to the termination date set forth in the Notice of Recapture the conditions set forth in the immediately preceding paragraph do not exist and if at least 50% of the Demised Premises are being used in accordance with this Lease and are opened to the public staffed, fixtured and merchandised in accordance with sound business judgment, then Landlord’s Notice of Recapture shall be automatically revoked.

(c)Landlord’s rights under this Section shall be continuing rights and shall not be exhausted by any number of failures to exercise. If Landlord has not sent a Notice of Recapture to Tenant, Landlord’s rights to recapture shall continue as long as the condition giving rise to such rights exists and Landlord shall have the right to recapture the Demised Premises as provided in this Section 9.02(b).

Section 9.03       Store Operations:

(a)Intentionally Omitted.

(b)Keeping Demised Premises Clean: Tenant shall keep the Demised Premises, including exterior and interior portions of all windows, doors and all other glass, in neat and clean condition.

(c)Paving Taxes: Tenant shall pay before delinquency any and all taxes, assessments and public charges levied, assessed or imposed upon Tenant’s business or upon Tenant’s fixtures, furnishings or equipment in the Demised Premises.

(d)Paving License Fees: Tenant shall pay promptly all license fees, permit fees and charges of a similar nature for the conduct by Tenant or any subtenant of any business or undertaking authorized hereunder to be conducted in the Demised Premises.

(e)Exclusive Delivery Facilities and Sidewalks: Tenant shall keep and maintain in good order, condition and repair any loading platform, truck dock or truck maneuvering space which is used by Tenant and to which Tenant has the right of exclusive use. Tenant shall remove snow and ice from the sidewalk(s) adjacent to the Demised Premises and spread sand or other abrasive substances thereon as conditions require.

(f)Garbage: Tenant agrees not to permit the accumulation (unless in concealed metal containers) or burning of any rubbish or garbage in, on or about any part of the Shopping Center. Tenant shall cause and pay for all rubbish and garbage to be collected and disposed of from the Demised Premises. Tenant shall keep the sidewalk(s) and curbs adjacent to the Demised Premises free of debris.

(g)Rules and Regulations: Tenant shall observe all reasonable, uniform and non discriminatory rules and regulations established by Landlord from time to time for the Building or the Shopping Center, provided Tenant shall be given at least five days notice thereof, and provided same do not diminish Tenant’s rights or increase Tenant’s costs hereunder.

(h)Restrictive Covenants: Tenant agrees that it will comply with and observe all restrictive covenants of which Tenant has notice and which presently affect or are applicable to the

Shopping Center, the Building, the Demised Premises and the Common Area, provided same do not prohibit or materially interfere with Tenant’s use of the Demised Premises or the Common Areas, in accordance with the provisions of this Lease or otherwise materially adversely affect Tenant’s rights under this Lease or increase Tenant’s obligations, subject, however, to the provisions of Subsection 9.01(a). As of the date hereof, the restrictions affecting the Demised Premises are set forth on Exhibit F.

(i)Prohibited Uses: The Demised Premises may not be used for any of the following uses: any pornographic or obscene purposes (excluding games, audio cassettes or discs and videos typically sold in a first-class consumer electronics store), any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, obscene materials, activities or sexual conduct.

Section 9.04       Restriction on Tenant’s Activities at Shopping Center:

(a)Sidewalk Use: Tenant shall not use the sidewalk adjacent to or any other space outside the Demised Premises for display, sale or any other similar undertaking without the prior consent of Landlord in each instance.

(b)Loud Speaker Use: Tenant shall not use any advertising medium which may be heard outside the Demised Premises.

(c)Plumbing Facility Use: Tenant shall not use the plumbing facilities of the Demised Premises for any purpose other than the purpose for which they are intended. Accordingly, Tenant may not dispose of any substances there which may clog, erode or damage the pipelines and conduits of the Building or Shopping Center.

(d)Floor Load: Tenant shall not place a load on any floor exceeding the floor load per square foot which such floor was designed to carry. Tenant shall not install, operate or maintain any heavy item of equipment in the Demised Premises except in such manner as to achieve a proper distribution of weight.

(e)Exterior or Roof: Tenant shall not use for any purpose all or any portion of the roof (other than for HVAC equipment and a satellite communications system) or exterior walls (other than for permitted signs) of the Demised Premises.

(f)Freight Handling Equipment: Tenant shall not use any non rubber wheeled forklift truck, tow truck or any other non rubber wheeled machine for handling freight except as may be approved by Landlord.

(g)Mezzanines: Tenant may not use any mezzanine located within the Demised Premises for selling purposes (any such mezzanine shall be used solely for storage, preparation of merchandise and clerical purposes).

(h)Prohibited Uses:

(i)Tenant and its successors and assigns shall not use or sublease or permit the use of the Demised Premises, or any portion thereof, for any operation, activity or business that: (a) creates strong, unusual or offensive odors, fumes, dust or vapors; (b) is a public or private nuisance; (c) emits noise or sounds which are heard outside the Demised Premises or are objectionable due to intermittence, beat, frequency, shrillness or loudness; (d) creates unusual fire, explosive or other hazards; (e) involves the handling, storage, sale or installation of Hazardous Materials; or (f) involves the sale of alcoholic beverages.

(ii)Tenant and its successors and assigns shall not operate, sublease or permit the Demised Premises, or any portion thereof, to be used primarily as a modem toy store, or a modem babies’,

infant’s juvenile’s and children’s specialty store, provided, however, the foregoing restriction shall terminate if Landlord and/or its parent or any affiliate, subsidiary, related entity, Mortgagee or successor-in-interest by merger or consolidation is no longer engaged in the retail business of operating modem toy stores or modem baby specialty stores, if applicable.

(iii)Tenant and its successors and assigns shall not operate, sublease or permit the Demised Premises, or any portion thereof, to be used as or for any of the following uses or purposes: cemetery; mortuary; so-called “head-shop”; the dumping or disposing of garbage or refuse; video or other type of gameroom or arcade; carnival; off-track betting parlor; pawn shop; business selling so-called “second-hand goods” or governmental “surplus” goods; junk yard; flea market; recycling facility or stockyard; any fire sale, bankruptcy sale or auction house operation, unless pursuant to an order of a court of competent jurisdiction; motor vehicle or boat dealership, repair shop (including lubrication and/or service center), body and fender shop, car wash facility, or motor vehicle or boat storage facility; theater (including, without limitation, a movie theater), auditorium, sports or other entertainment viewing facility (whether live, film, audio/visual or video); discotheque, dance hall, bar; bowling alley; skating rink; billiard parlor; health spa or exercise facility; massage parlor; dry cleaning or laundry plant (except as to an establishment which receives and dispenses items for launder and/or dry cleaning but the processing of which such items is done elsewhere); industrial or manufacturing uses; catering hall; bingo parlor; factory uses; any business servicing motor vehicles or selling gasoline or diesel fuel at retail or wholesale and services relating thereto, including, without limitation, any quick lube oil change services, or any other vehicle mechanical service or repair facility (but the installation and repair of electronics in motor vehicles shall be permitted as an incidental use); office uses (including governmental services offices, such as, but without limitation, motor vehicle or social services offices, but, excluding so-called “back office” space used in connection with a permitted use hereunder); hotel/motel uses; warehousing (excluding any warehousing incidental to the operation of permitted retail uses being conducted thereat); training or educational facility or house of worship; or a recreation and fitness facility, whether providing exercise, recreational, educational, entertainment or fitness activities, or any combination of the foregoing. “Training or educational facility” shall mean a beauty school, barber college, reading room, place of instruction or any other activity catering primarily to students or trainees as opposed to customers.

(iv)Tenant and its successors and assigns shall not operate, sublease or permit the Demised Premises, or any portion thereof, to be used or occupied as an adult book store or a store selling or exhibiting pornographic materials (excluding games, audio cassettes or discs and videos typically sold in a first class consumer electronics store). As used herein, “an adult book store or store selling or exhibiting pornographic materials” shall mean a store displaying for sale or exhibition books, magazines or other publications containing any combination of photographs, drawings or sketches of a sexual nature, which are not primarily scientific or educational, or a store offering for exhibition, sale or rental video cassettes or other medium capable of projecting, transmitting or reproducing, independently or in conjunction with another device, machine or equipment, an image or series of images, the content of which has been rated “X” or “NC-17” (or any succeeding like rating) by the Motion Picture Rating Association, or any successor thereto (“X-Rated Videos”). Further, Tenant and its successors and assigns shall not operate, sublease or permit the Demised Premises, or any portion thereof, to be used or occupied for any obscene, nude or semi-nude live performances, nude modeling, rap sessions, or as a so-called rubber goods shop, or as a sex club of any sort, or as a massage parlor.

(v)Tenant and its successors and assigns shall not operate, sublease or permit the Demised Premises or any portion thereof to be used as or for any uses or purposes in violation of the REA.

Section 9.05       Insurance Rate:

Tenant agrees to comply with all Insurance Requirements of which Tenant has notice relating to or affecting the Demised Premises or Tenant’s activities at the Building, Land or Shopping Center. If the insurance rates applicable to the Building, Land or Shopping Center are raised as a result of, or in connection with, (x) any failure by Tenant to comply with such Insurance Requirements, or (y) the manner of use of the Demised Premises, then provided Tenant receives a statement from Landlord or the insurance carrier setting forth the reason therefor, Tenant shall pay to Landlord on demand, the portion of the premiums for all insurance policies applicable to the Building, Land and the Shopping Center as shall be attributable to the higher rates or cease the activity which caused the higher rates. For the purposes of this Section, any finding of Landlord’s insurance carrier shall be deemed to be conclusive unless Tenant’s insurance consultant disagrees with the finding of Landlord’s insurance carrier by notice to Landlord within fifteen (15) days after Tenant receives said statement from Landlord’s insurance carrier. If Tenant’s insurance consultant notifies Landlord that it disagrees with the opinion of Landlord’s insurance carrier within said fifteen (15) day period, and if said insurance carrier and consultant cannot come to an agreement within fifteen (15) days thereafter, they shall select a third impartial consultant whose decision shall be binding on the parties. If Landlord’s insurance carrier and Tenant’s consultant cannot agree on the choice of the third impartial consultant either party shall have the right to apply to the county court of the county in which the Demised Premises is located to select a third impartial consultant.

Section 9,06       Intentionally Omitted.

Section 9.07       Illegal Purposes:

Tenant shall not use the Demised Premises for any illegal trade, manufacture, or other business, or any other illegal purpose.

Section 9.08       Satellite Dish:

Provided Tenant, at its sole cost and expense, has applied for and received any and all permits and licenses which may be required from the applicable governmental authorities having jurisdiction, Tenant may install satellite dishes or other similar type devices used for the transmission and reception of wireless communication signals (collectively, the “Satellite Dish”) on the roof of the Building, subject to and in accordance with the following conditions:

(a) Prior to doing any work relating to the installation of the Satellite Dish, Tenant shall submit to Landlord for Landlord’s written approval (which approval shall not be unreasonably withheld or delayed) detailed plans and specifications relating to such work, including the areas where work is to be performed. All work, repairs or replacements, performed or required in connection with Tenant’s use of the Satellite Dish, including all equipment, labor and materials, shall be at Tenant’s sole cost and expense and shall be performed in conformity with said approved plans and specifications and with all applicable laws, rules and regulations of governmental authorities and insurance companies having jurisdiction;

(b)The Satellite Dish shall be reasonably screened from public view;

(c)All costs and expenses in connection with the repair, operation and maintenance of the Satellite Dish shall be borne solely by Tenant, including, but not limited to, repairs to the roof of the Building caused by Tenant’s installation and use of the Satellite Dish;

(d)All of the provisions of this Lease shall apply to the Satellite Dish, including, by way of example, but not limited to, Tenant’s duty to comply with all laws, Tenant’s indemnification of Landlord for liability in regard thereto, Tenant’s duty to carry insurance, and Tenant’s duty to avoid a violation of any roof bond;

(e)If at any time after Tenant’s installation of the Satellite Dish, for any reason whatsoever, the governmental permits and/or licenses for the Satellite Dish shall be revoked or any governmental authorities having jurisdiction shall prohibit Tenant’s use thereof, this Lease shall not be affected thereby and Tenant shall immediately, at its own cost, remove same and repair any damage caused thereby; and

(f)Tenant shall not lease, license or concession or allow anyone to use any portion of the roof or Satellite Dish for any purposes whatsoever, except that Best Buy Stores, L.P., or a transferee pursuant to Section 10.01(e) may permit the Satellite Dish to be used by third parties conducting business within the Demised Premises solely in connection with the services provided or products sold at Demised Premises.

ARTICLE X. TRANSFER OF INTEREST, PRIORITY OF LIEN.

Section 10.01       Assignment, Subletting, etc.:

(a) Tenant shall not sublet the Demised Premises or any part thereof, or assign, mortgage or hypothecate, or otherwise encumber this Lease or any interest therein nor grant concessions or licenses for the occupancy of the Demised Premises or any part thereof, without Landlord’s prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld. Any attempted transfer, assignment or subletting shall be void and confer no rights upon any third person. No assignment or subletting shall relieve Tenant of any obligations herein. The consent by Landlord to any transfer, assignment or subletting shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future transfer, assignment or subletting without Landlord’s prior consent. No transfer, or subletting shall be effective unless and until (x) Tenant gives notice thereof to Landlord, and (y) the transferee, assignee or sublessee shall deliver to Landlord (1) a written agreement in the form and substance satisfactory to Landlord pursuant to which the transferee, or assignee assumes all of the obligations and liabilities of Tenant under this Lease, and (2) a copy of the assignment agreement or sublease. Tenant may not enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Demised Premises which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, occupied or utilized, or which would require the payment of any consideration which would not fall within the definition of “rents from real property” as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended.

(b)(i) In the event that Tenant shall desire Landlord’s consent to the subletting of all or a portion of the Demised Premises or the assignment of this Lease, Tenant shall give Landlord sixty (60) days prior written notice thereof (“Tenant’s Notice”). Such notice shall be deemed to be an offer by Tenant to assign this Lease to Landlord in the event Tenant shall desire Landlord’s consent to sublet all of the Demised Premises or to assign this Lease and shall be deemed to be an offer to surrender the portion of the Demised Premises in question if Tenant desires Landlord’s consent to sublet a portion of the Demised Premises. In the event Landlord wishes to accept said offer, Landlord shall give Tenant notice thereof within one hundred twenty (120) days of Landlord’s receipt of the Tenant’s Notice (“Landlord’s Notice”), in which event the assignment or surrender of a portion of the Demised Premises to Landlord shall become effective on the date specified in Landlord’s Notice, which date shall be not more than one hundred eighty (180) days after the date of Landlord’s Notice, and Tenant shall vacate the Demised Premises or portion thereof in accordance with Section 7.07 by such date (but, in no event, less than the minimum number of days to permit Tenant to comply with applicable laws concerning cessation of operations at the Demised Premises); provided, however, if Landlord’s Notice specifies a date less than one hundred eighty (180) days from the date of Tenant’s Notice, Tenant shall, on the date which is two (2) business days prior to the date set forth in Landlord’s Notice, pay Landlord in a lump sum an amount equal to the Recapture Rent (as hereinafter defined). The term “Recapture Rent” means the difference between (1) the aggregate Rent hereunder for the period commencing on the date of receipt of Tenant’s Notice and ending 180 days thereafter, and (2) any Rent actually paid to Landlord for the period commencing on the date of receipt of Tenant’s Notice and ending on the date set forth in Landlord’s Notice as the effective date of the assignment or surrender of the Demised Premises, as the case may be. In the event of an assignment of this Lease to Landlord, provided Tenant has paid all of the Rent due hereunder (including any Recapture Rent) as a condition to such assignment, on the effective date of such assignment this Lease shall terminate and Landlord and Tenant shall be released from all liability accruing thereafter under this Lease as if such date were the Expiration Date originally set forth herein. In the event of a surrender of a portion of the Demised Premises, on the effective date of such surrender this Lease shall be modified to reflect the reduced floor area of the Demised Premises and the corresponding reductions in the payment of Rent and Landlord and Tenant shall be released from all liability accruing thereafter under this Lease with respect to such portion of the Demised Premises. The sending of Landlord’s Notice shall, ipso facto, and without the necessity of any further act or instrument, be sufficient to effectuate said assignment or modification. However, if Landlord shall request, Tenant shall execute such documents as Landlord may reasonably request in confirmation thereof. Notwithstanding Landlord’s consent on any one occasion, the right to recapture as aforesaid shall apply to any further subletting or assignment.

(ii)“Tenant’s Notice” shall include all of the following information, to the extent Tenant’s Notice relates to a subletting or assignment transaction contemplated by Tenant and such information is available to Tenant:

(1)

a statement by Tenant that the proposed sublease or assignment is a bona fide transaction and that Tenant and the proposed assignee or sublessee are ready and willing to enter into such sublease or assignment agreement, subject to reasonable conditions;

(2)	the legal name of the proposed assignee or sublessee, and the name under which such assignee or sublessee proposes to conduct business;
(3)	the rent and other proposed business terms of the proposed assignment or subletting;
(4)	the proposed business to be conducted by such assignee or subtenant;
(5)	current financial statements of the proposed assignee or subtenant (or the proposed guarantor thereof); and
(6)	the names, addresses and telephone numbers of the officers and principals of the assignee or subtenant in question.

Landlord shall have the right without any liability to Tenant whatsoever, to negotiate directly with the proposed assignee or subtenant in question.

(iii)If Landlord accepts Tenant’s offer to surrender a portion of the Demised Premises (such portion of the Demised Premises is hereinafter referred to as the “Subdivided Premises”), Tenant shall notify its proposed sublessee of Landlord’s decision (and Landlord shall have the right to negotiate with any proposed subtenant or assignee without any liability whatsoever to Tenant). Tenant shall promptly commence to subdivide the Subdivided Premises to a separate space using “building standard” materials and Tenant shall perform such work in compliance with code (“Subdividing Work”). The Subdividing Work shall be performed by Tenant in accordance with plans and specifications approved by Landlord which approval shall not be unreasonably withheld, delayed or conditioned and which plans and specifications will make provision for necessary separate utilities, demising wall(s), and all work necessary to make the remainder of the Demised Premises into separate premises independent of the Subdivided Premises. Tenant shall not be responsible or liable for the cost of any work performed in or to the Subdivided Premises. Tenant shall promptly upon approval of said plans and specifications by Landlord, commence to perform such work and shall secure all permits as may be required in connection with the performance of the Subdividing Work and all of such work shall be promptly completed in a good and workmanlike manner.

(c)In the event that Tenant sends a Tenant’s Notice and Landlord does not exercise the right of recapture as set forth in subsection 10.01(b), then Tenant may, without Landlord’s further consent, assign this Lease or sublet all or the portion of the Demised Premises which was the subject of the Tenant’s Notice within six (6) months after Landlord fails to recapture pursuant to the previous subparagraph, provided the following terms and conditions are fully complied with:

(i)Tenant shall not be in Default under this Lease at the time Landlord’s consent is requested or at the effective date of the assignment or subletting.

(ii)The Demised Premises shall be used by the assignee or subtenant subject to and in accordance with the provisions of Article IX; and for no other purpose.

(iii)Tenant shall pay to Landlord a sum equal to (1) fifty (50%) percent of any rent (on a per square foot basis) or other consideration (on a per square foot basis) paid to Tenant by any assignee or subtenant which is in excess of the Rent (on a per square foot basis) then being paid by Tenant to Landlord pursuant to the terms of this Lease, and (2) fifty (50%) percent of any other profit or gain realized by Tenant, as additional rent immediately upon receipt thereof by Tenant. Tenant may deduct from any such payments to Landlord fifty (50%) percent of Tenant’s alteration costs and brokerage fees, incurred with respect to any such assignment or sublease.

(iv)In the case of an assignment, it shall provide for the assignment of Tenant’s entire interest of this Lease and the acceptance by the assignee of said assignment and its assumption and agreement to perform directly for the benefit of Landlord all of the terms and provisions of this Lease on Tenant’s part to be performed.

(v) In the case of a subletting, it shall be expressly subject to all of the obligations of Tenant under this Lease and the further condition and restriction that the sublease shall not be assigned, encumbered or otherwise transferred or the subleased premises further sublet by the sublessee in whole or in part, or any part thereof suffered or permitted by the sublessee to be used or occupied by others, without the prior written consent of Landlord in each instance.

(vi)There shall not be more than one (1) sublease in effect covering the Demised Premises at any time during the Term and the Demised Premises shall not consist of more than two (2) separate premises at any time, one of which must consist of at least 20,000 square feet of floor area (exclusive of any mezzanine).

(vii)The proposed subtenant shall have a tangible net worth at the time of the subletting of at least ten times the Rent then payable under the proposed sublease.

(d)Landlord shall be furnished with a duplicate original of the assignment or sublease within: (i) thirty (30) days after its execution or (ii) prior to its effective date, whichever is earlier.

(e)Anything contained in this Article X to the contrary notwithstanding, Tenant shall have the right to assign this Lease or sublet the Demised Premises (i) to an entity which is a parent, affiliate or subsidiary of Best Buy Stores, L.P. or Best Buy Co., Inc.; or (ii) to an entity which is a successor to Best Buy Stores, L.P. (including its subsidiaries and parent), by way of merger, consolidation or corporate reorganization, or by the purchase of substantially all of the assets of Best Buy Stores, L.P. (including the assets of its subsidiaries and parent); or (iii) to an entity which purchases all of the stores owned and operated by Best Buy Stores, L.P. and its subsidiaries, affiliates and parent, provided that any such transaction [as set forth in subsections 10.01(e)(ii) and (iii)] includes at least seventy-five (75) locations operated similarly to the Demised Premises, without obtaining Landlord’s prior written consent thereto; provided: (a) Tenant is not then in Default under the terms of this Lease; (b) within a reasonable time after the execution of any such assignment or subletting, a fully executed and acknowledged assignment or sublease agreement, is delivered to Landlord, which assignment shall contain an assumption agreement by the assignee in favor of Landlord of the terms and provisions of this Lease; and (c) Tenant shall remain liable under this Lease. In the event of any such assignment or subletting as set forth in the preceding sentence, Landlord shall not have the right to recapture the Demised Premises as elsewhere provided in this Article X.

(f)If Tenant is a corporation or partnership, and if at any time during the Term the person or persons who, on the date of this Lease, owns or own a majority of such corporation’s voting shares or such partnership’s partnership interest, or such limited liability company’s interest, as the case may be, ceases or cease to own a majority of such shares (whether such sale occurs at one time or at intervals so that, in the aggregate, such a transfer shall have occurred), or interest, as the case may be, then in any such event Tenant shall so notify Landlord and Landlord shall have the right, at its option, to terminate this Lease by notice to Tenant given within thirty (30) days thereafter or within ninety (90) days after Landlord shall have received other notice thereof, except that this Section shall not be applicable to any corporation, the majority of the outstanding voting stock of which is listed on a national securities exchange (as defined in the Securities Exchange Act of 1934, as amended) or is otherwise publicly traded. For the purposes of this subsection 10.01(f), stock ownership shall be determined in accordance with the principles set forth in Section 544 of the Internal Revenue Code of 1986, and the term “voting stock” shall refer to shares of stock regularly entitled to vote for the election of directors of the corporation. The foregoing provisions of this subsection 10.01(f) shall not apply to the transfer of corporate shares or partnership interests in connection with a transaction permitted pursuant to subsection 10.01(e)(ii).

Section 10.02       Master Lease:

Tenant acknowledges that it has been informed that Landlord may hold a leasehold interest in the Demised Premises under a Master Lease.

Section 10.03       Subordination:

(a) This Lease shall [subject to subsection 10.03(b)] be subordinate to the lien of any present Mortgage [which term (“present Mortgage”) shall be deemed to include, without limitation, any spreading agreements, renewals, modifications, consolidations, future advances, replacements and extensions thereof] or future Mortgage or Master Lease irrespective of the time of recording of such Mortgage or Master Lease. However, from time to time, Landlord may elect that this Lease be paramount to the lien of such Mortgage, and may exercise such election by giving notice thereof to Tenant, which notice must be concurred in by such Mortgagee. The exercise of any of the elections provided in this Section shall not exhaust Landlord’s right to elect differently thereafter, from time to time. This clause shall be self operative and no further instrument shall be required, however, upon Landlord’s request, from time to time,Tenant shall [subject to subsection 10.03(b)] (i) confirm in writing and in recordable form that this Lease is so subordinate or so paramount (as Landlord may elect) to the lien of any Mortgage or Master Lease and/or (ii) execute an instrument making this Lease so subordinate or so paramount (as Landlord may elect) to the lien of any Mortgage or Master Lease, in such form as may be required by an applicable Mortgagee or Master Lessor.

(b) This Lease shall not be subordinate to any increase or extension of the debt of the existing Mortgage or to any future Mortgage or Master Lease unless the holder of any such Mortgage or the lessor under any such Master Lease, executes and delivers to Tenant a non disturbance and attornment agreement or recognition agreement, in substantially the forms annexed hereto as Exhibit E and Exhibit D, respectively, and made a part hereof.

Section 10.04       Attornment:

(a)If the Demised Premises, the Building or Land are encumbered by a Mortgage and such Mortgage is foreclosed, or if the Demised Premises, the Building or Land are sold pursuant to such foreclosure or by reason of a default under said Mortgage, then notwithstanding such foreclosure, such sale, or such default (i) Tenant shall not disaffirm this Lease or any of its obligations hereunder, and (ii) at the request of the applicable Mortgagee or purchaser at such foreclosure or sale, Tenant shall attorn to such Mortgagee or purchaser and execute a new lease for the Demised Premises setting forth all of the provisions of this Lease except that the term of such new lease shall be for the balance of the Term, provided that such purchaser or mortgagee agrees to be bound by this Lease or such new lease and to perform Landlord’s obligations thereunder; provided, however, such purchaser or mortgagee shall not be liable for or bound by (i) any payment of an installment of rent or additional rent made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by Landlord (but such purchaser or mortgagee, shall be subject to the continuing obligations of the landlord to the extent arising from and after such succession to the extent of such purchaser’s or mortgagee’s interest in the Demised Premises, Building or Land), (iii) any credits, claims, setoffs or defenses which Tenant may have against Landlord, (iv) any obligation to maintain a fitness facility at the Demised Premises, (v) any obligation on Landlord’s part to perform any tenant improvement work, or (vi) any obligation on Landlord’s part to pay any sum of money to Tenant.

(b)If Landlord’s interest in the Demised Premises is a leasehold interest, at any time, and if Landlord’s leasehold interest is terminated for any reason; then notwithstanding such termination, the dispossession of Landlord from the Demised Premises or the Building, or any default by Landlord, as lessee, under any Master Lease,

(i)Tenant shall not disaffirm this Lease or any of its obligations contained within this Lease, and (ii) at the request of the Master Lessor, Tenant shall attorn to the applicable Master Lessor and execute a new lease for the Demised Premises setting forth all of the provisions of this Lease except that the term of such new lease shall be for the balance of the Term, provided that such Master Lessor agrees to be bound by this Lease or such new lease and to perform Landlord’s obligations thereunder; provided, however, notwithstanding the continuation of the Lease, Master Lessor shall not:

(i)be liable for any act or omission of Landlord under the Lease;

(ii)be subject to any off-set, defense or counterclaim which shall have theretofore accrued to Tenant against Landlord;

(iii)be bound by any modification of the Lease or by any previous prepayment of rent or additional rent made more than one (1) month prior to the date same was due which Tenant might have paid Landlord, unless such modification or prepayment shall have been expressly approved in writing by Master Lessor;

(iv)be liable for any security deposited under the Lease unless such security has been physically delivered to Master Lessor;

(v)be liable or obligated to comply with or fulfill any of the obligations of Landlord under the Lease or any agreement relating thereto with respect to the construction of, or payment for, improvements on or above the Demised Premises (or any portion thereof), leasehold improvements, tenant work letters and/or similar items (other than pursuant to the casualty/condemnation restoration provisions of the Lease to the extent of casualty proceeds or condemnation awards paid to Master Lessor);

(vi)be bound by any obligation to provide or pay for any services, repairs, maintenance or restoration provided for under the Lease arising prior to the date that Master Lessor becomes Landlord of Tenant (except to the extent of casualty proceeds or condemnation awards paid to Master Lessor); or

(vii)be bound by any obligation to repair, replace, rebuild, or restore the Demised Premises or any part thereof, in the event of damage by fire or other casualty, or in the event of partial condemnation (other than pursuant to the casualty/condemnation restoration provisions of the Lease to the extent of casualty proceeds or condemnation awards paid to Master Lessor).

Section 10.05       Transfer of Landlord’s Interest:

(a)Fee Interest: The following language shall apply if the Landlord’s interest in the Demised Premises is a fee interest: The term “Landlord” as used in this Lease means only the owner for the time being or the Mortgagee in possession for the time being of the Demised Premises. In the event of any sale of the Demised Premises, or in the event the Demised Premises are leased to any person (subject to this Lease), said Landlord shall be and hereby is entirely freed and relieved of all of its covenants, obligations and liability hereunder from and after the date of the transfer, except for accrued liabilities, provided that the transferee assumes all obligations of Landlord under this Lease from and after the date of the transfer. This subsection shall be applicable to each owner of the Demised Premises, from time to time, and shall not be limited to the first owner of the Demised Premises.

(b)Master Lease: The following language shall apply if Landlord’s interest in the Demised Premises is a leasehold interest: The term “Landlord” as used in this Lease means only the owner for the time being of the leasehold estate demised by the Master Lease. In the event of any transfer or assignment of Landlord’s interest in said Master Lease, then the Landlord whose interest is thus assigned or transferred shall be and hereby is entirely freed and relieved of all covenants, obligations and liability of Landlord hereunder from and after the date of the transfer, except for accrued liabilities, provided that the transferee assumes all obligations of Landlord under this Lease from and after the date of the transfer. In the event the owner of the leasehold estate demised by the Master Lease shall acquire the fee interest in the premises demised by the Master Lease, subsection (a) of this Section 10.05 shall be applicable. This subsection shall be applicable to each person who owns a leasehold estate demised by a Master Lease.

Section 10,06       Mortgagee’s Rights:

(a)If Landlord shall notify Tenant that the Demised Premises are encumbered by a Mortgage and in such notice set forth the name and address of the Mortgagee thereof, then, notwithstanding anything to the contrary herein contained, no notice intended for Landlord shall be deemed properly given unless a copy thereof is simultaneously sent to such Mortgagee. If any Mortgagee shall perform any obligation that Landlord is required to perform hereunder, such performance by Mortgagee, insofar as Tenant is concerned, shall be deemed performance on behalf of Landlord and shall be accepted by Tenant as if performed by Landlord.

(b)In addition, if Tenant is given the right, pursuant to this Lease, to terminate this Lease as a result of a default of Landlord, no such termination shall be effective unless and until Tenant has sent a notice [in addition to any notice sent pursuant to subsection 10.06(a)] of its intention to so terminate this Lease to such Mortgagee and the Mortgagee has failed to cure such default within thirty (30) days after receipt of such notice, or in case the default shall be of such nature that it cannot be cured within said period of thirty (30) days, then if the Mortgagee shall fail, within said period of thirty (30) days, to commence the cure of such default and thereafter to complete such cure with due diligence.

ARTICLE XI. COMMON AREA AND SHOPPING CENTER.

Section 11,01       Use of Common Areas:

During the Term, the following irrevocable licenses throughout the Term to use the Common Area and in common with Landlord and any designee of Landlord and other occupants of the Shopping Center, subject to Landlord’s reasonable, uniform and non discriminatory rules and regulations, provided same do not materially diminish Tenant’s rights or materially increase Tenant’s costs hereunder, and subject to the terms and conditions of the REA and the Operating Agreement, are hereby granted to Tenant: (a) the non exclusive license to permit its customers, agents, invitees and licensees to use the Common Area, including sidewalks and customer Parking Areas designated by Landlord from time to time; (b) the non exclusive license to permit its employees to use the Common Area, including sidewalks and employee Parking Areas designated by Landlord from time to time; and (c) the non exclusive license to permit its employees, invitees, vendors, contractors and customers to use the Common Area, including entrance and exit ways designated by Landlord from time to time for access to the Demised Premises from a public street or highway adjacent to the Shopping Center through the appropriate entrances and exits so designated.

Section 11.02       Landlord’s Rights:

(a)Notwithstanding anything to the contrary, Landlord shall have the following rights: (i) to temporarily close all or any portion of the Common Area, including the Parking Area to such extent as may in the reasonable opinion of Landlord’s counsel be necessary to prevent a dedication thereof or the accrual of any rights of any person or the public therein; (ii) to close all or any portion of the Common Area temporarily to discourage non customers use; (iii) to prohibit parking or passage of motor vehicles in areas previously designated for such; and (iv) to erect additional buildings on the Common Area, or to change the location of buildings or other structures to any location on the Common Area (and upon such erection or change of location the portion upon which such buildings or structures have been erected shall no longer be deemed to be a part of the Common Area).

(b)Notwithstanding anything to the contrary contained in Subsection 11.02(a) or elsewhere in this Lease, Landlord agrees that throughout the Term:

(i)Landlord shall not construct nor permit the construction of additional buildings in the area designated as “No Build Area” on Exhibit A and such area shall be at all times maintained as a Parking Area and/or access area;

(ii)Landlord shall not construct additional buildings on the Land if the new construction would result in a parking ratio of less than 4.0 parking spaces for each 1,000 square feet of leasable floor area contained in the buildings on the Land.

Section 11.03       Ring Road:

Tenant shall pay Developer within the time specified in Section 4.04 of the REA an annual charge for maintenance of the Ring Road shown on Exhibit A. The annual charge shall be equal to an amount as set forth in the REA.

ARTICLE XII. DESTRUCTION AND PROPERTY INSURANCE.

Section 12.01       Tenant to Restore:

If, at any time during the Term, the Demised Premises or any part thereof shall be damaged or destroyed by fire or other casualty of any kind or nature, ordinary or extraordinary, foreseen or unforeseen, Tenant shall notify Landlord and promptly proceed with due diligence (subject to reasonable time allowance to adjust the insurance loss, to obtain necessary permits and for unavoidable delay) to repair, replace or rebuild the Demised Premises as nearly as possible to its value, condition and character immediately prior to such damage or destruction (“Restoration Work”).

Section 12.02       Insurance Proceeds Held In Trust:

All insurance proceeds payable and received at any time, or from time to time, as a result of casualty to the Demised Premises shall be payable in trust for the Restoration Work, except as may be otherwise expressly provided herein.

In the event of a casualty to the Demised Premises in which the proceeds of the insurance award do not exceed $100,000.00, such proceeds shall be payable directly to Tenant, in trust, to be applied for the Restoration Work. Such funds shall be used only for such purposes until the Restoration Work is completed and any excess proceeds shall be retained by Tenant.

In the event that the insurance proceeds of any casualty is equal to or exceeds the sum of $100,000.00, such proceeds shall be deposited in a bank mutually agreeable to Landlord and Tenant (“Insurance Trustee”), in trust, for the purpose of the Restoration Work, and shall be disbursed from such account from time to time in progress payments proportionate to the percentage of completion of the Restoration Work and on terms as may be customary for advances under institutionally financed mortgage building loans, with retainage provisions. Any excess proceeds shall be retained by Tenant.

The aforesaid obligations to deposit insurance proceeds with an Insurance Trustee shall not be in effect for so long as Tenant has a tangible net worth (computed in accordance with generally accepted accounting principles) in excess of $500,000,000.00.

Section 12.03       Insurance Proceeds: Deficiency:

If the insurance proceeds, shall be insufficient to pay the entire cost of the Restoration Work, Tenant shall supply the amount of any such deficiency.

Section 12.04       Tenant’s Option To Terminate:

If the Demised Premises shall be “substantially damaged” or destroyed in whole or in part (“substantially damaged” means damage in excess of 33 1/3% of the replacement cost of the Demised Premises) by fire or other casualty at any time during the last three (3) years of the Term:

(a)Tenant may elect to terminate this Lease by serving upon Landlord at any time within one hundred twenty (120) days after the date on which such damage or destruction occurred, written notice (the “Fire Termination Notice”) of Tenant’s election to so terminate effective at the end of the calendar month next following the month in which such notice shall have been so given (the “Fire Termination Date”) and thereupon this Lease shall terminate and be null and void as if such date were the date originally set forth herein for the expiration of the Term and, except for accrued liabilities, neither Landlord or Tenant shall have any further obligations to each other pursuant to this Lease. Tenant shall pay to Landlord, concurrently with the service of the Fire Termination Notice, an amount equal to the Minimum Rent and the then ascertainable Rent (including but not limited to Impositions) payable pursuant to this Lease to the date of such termination.

(b)With respect to any items of Rent which are payable to Landlord in the event of such termination but which are not capable of ascertainment on the Fire Termination Date, Tenant covenants and agrees to pay to Landlord an amount equal to such Rent as and when the same becomes determined, or in case any such item of Rent shall relate to Impositions, Tenant covenants and agrees to pay Landlord the amount or amounts thereof as and when the same become due and payable. If, as a result of any action or proceeding to obtain a reduction of Impositions, Tenant shall be entitled to a refund, the amount of such refund (less the cost and expense of collection including reasonable attorneys’ fees) when collected by Landlord shall be paid by Landlord to Tenant. The covenants and agreements with respect to the adjustment and payment of these items of Rent shall survive the Fire Termination Date.

Section 12.05       Intentionally Omitted.

Section 12.06       No Abatement:

In the event of a “Taking” (as hereinafter defined) or of a damage or destruction to the Demised Premises by any cause whatsoever, none of the Rent payable by Tenant, nor any of Tenant’s other obligations under any provisions of this Lease shall be affected thereby except as specifically set forth herein, and Tenant hereby specifically waives any and all rights it might otherwise have under any law or statute, as a result of a Taking or of a fire or other casualty occurring with respect to the Demised Premises or the Shopping Center.

Section 12,07       Waiver of Subrogation:

Landlord and Tenant each hereby releases the other, its officers, directors, employees and agents, from liability or responsibility (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage to property which could be covered by valid and collectible fire insurance with standard “All Risk” coverage and such release shall not be negated or diminished if Landlord or Tenant self insure with respect to such coverage, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible. However, if the releasor does not elect to self insure, as aforesaid, this release shall apply only to loss or damage occurring during such time as the releasor’s fire or extended coverage insurance policies could contain a clause or endorsement to the effect that any such release shall not adversely affect or impair such policies or prejudice the right of the releasor to recover thereunder. Landlord and Tenant each agrees that any fire and extended coverage insurance policies carried by each of them respectively and covering the Demised Premises or their contents will include a waiver of subrogation as long as the same shall be obtainable.

Section 12.08       Insurance Proceeds Disbursement:

(a)Notwithstanding anything to the contrary contained herein, if this Lease is terminated pursuant to Section 12.05, the proceeds collected under any policy or policies of casualty insurance shall, to the extent required under any Mortgage covering the Demised Premises or any part thereof, be first paid to such Mortgagee, then Tenant shall be entitled to receive out of the remaining balance thereof the amount Tenant paid for the final and total construction costs (certified by Tenant’s architect) for its original leasehold improvements (“Tenant’s Leasehold Improvements Cost”) less annual depreciation thereof for each lease year that has elapsed from the Commencement Date to the time of such termination, as carried on Tenant’s books in accordance with generally accepted accounting principles consistently applied (the “Unamortized Improvement Cost”) and the balance thereof shall be paid to Landlord.

(b)The term “Tenant’s Leasehold Improvements Cost” shall mean the usual direct, customary and contemplated costs, charges and expenses incurred by Tenant solely in connection with the construction (including, without limitation, providing and installing) of said leasehold improvements, including:

(x)	reasonable legal, architectural and other fees and costs incurred in connection with obtaining permits, approvals or variances, of any governmental authority;
(y)	all costs for equipment, labor, services and materials (including sales taxes) and including reasonable architects and engineers fees; and
(z)	any and all amounts paid to utility companies or any governmental authority furnishing a utility service in connection with the installation of utilities servicing the Demised Premises.

The following items shall not be included in the determination of Tenant’s Leasehold Improvements Cost:

(i)interest on any financing of leasehold improvements;

(ii)legal fees and disbursements, other than as set forth above;

(iii)any taxes (other than sales taxes) incurred in connection with the construction of the leasehold improvements;

(iv)overhead and indirect costs of Tenant;

(v)any increase in any of the includable items set forth above occasioned by Tenant’s failure to pursue such work to completion with diligence and dispatch; and

(vi)fees and charges, for supervision, coordination or other similar activities relating to the construction of leasehold improvements, other than as set forth in Subsection (b)(y) above.

ARTICLE XIII. CONDEMNATION.

Section 13.01       Definitions:

Within the meaning of Article XIII, the following words have the following meaning:

(a)Award: means the award for or proceeds of any Taking, less all expenses in connection therewith, including reasonable attorney’s fees.

(b)Taking: means the taking of or damage to the Demised Premises or the Land or any portion thereof, as the case may be, as the result of the exercise of any power of eminent domain, condemnation, or purchase under threat in lieu thereof.

(c)Taking Date: means, with respect to any Taking, the date on which the condemning authority shall have the right to possession of the Demised Premises or the Shopping Center or any portion thereof, as the case may be.

Section 13.02       Total or Partial Taking:

In the event of a Taking of the whole of the Demised Premises, other than a Taking for temporary use, this Lease shall automatically terminate as of the Taking Date. In the event of a Taking of any portion of the Demised Premises as a result of which Tenant determines, exercising sound business judgment, that it is no longer economically prudent to operate the Demised Premises as a retail store, Tenant may, at its option, terminate this Lease by giving notice to Landlord within six (6) months of the date of such Taking, effective as of the Taking Date.

Section 13.03       Restoration:

In the event of a Taking of a portion of the Demised Premises other than a Taking for temporary use and this Lease shall not terminate or be terminated under the provisions of Section 13.02 hereof, Rent shall be reduced in the proportion that the area so Taken bears to the entire area contained within the Demised Premises. In the event of a Taking of a portion of the Demised Premises other than a Taking for temporary use and this Lease shall not terminate or be terminated under the provisions of Section 13.02 hereof, then Landlord shall make the net Award allocable to the Demised Premises available to Tenant for the restoration of the Demised Premises in accordance and the provisions of Section 12.02 hereof and Tenant shall promptly restore the Demised Premises in accordance with the provisions of Section 12.01 hereof, to a condition comparable to their condition at the time immediately prior to the Taking, less, however, the portion lost in the Taking, and this Lease shall continue in full force and effect pursuant to the terms and conditions hereof. If the Award made available to Tenant by Landlord is insufficient to pay the entire cost of the “Restoration Work” (as defined in Section 12.01), Tenant shall supply the amount of any deficiency. For purposes of determining the amount of the funds available for restoration of the Demised Premises from the Award said amount will be deemed to be that part of the Award which remains after payment of Landlord’s reasonable expenses incurred in recovering same and which represents a portion of the total sum so available (excluding any Award or other compensation for land) which is equitably allocable to the Demised Premises.

Section 13.04       Taking for Temporary Use:

If there is a Taking of the Demised Premises for temporary use, this Lease shall continue in full force and effect, and Tenant shall continue to comply with all of the provisions thereof, except as such compliance shall be rendered impossible or impracticable by reason of such Taking and Rent shall not abate during the course of such Taking. Notwithstanding the provisions of Section 13.05, all Awards for a Taking of the Demised Premises for temporary use (other than Awards for any resulting physical damage to Landlord’s property) shall belong solely to Tenant.

Section 13.05      Disposition of Awards:

All Awards arising from a total or partial Taking of the Demised Premises, the Land, or of Tenant’s leasehold interest, shall belong to Landlord without any participation by Tenant. Nothing contained herein, however, shall be construed to preclude Tenant, at its sole cost and expense, from independently prosecuting any claim directly against the condemning authority in such condemnation proceedings for the loss of business, depreciation to, damage to, cost of removal of and for the value of stock, trade fixtures, furniture and other personal property belonging to Tenant, and any Award therefor shall belong solely to Tenant. Tenant agrees to execute any and all further documents that may be required in order to facilitate collection by Landlord of any and all such Awards due Landlord. Notwithstanding the foregoing, if this Lease is terminated pursuant to this Article XIII, any Award received by Landlord with respect to Tenant’s Leasehold Improvements Cost shall be paid to Tenant in an amount determined in accordance with the provisions of Section 12.08 hereof and the balance thereof shall be paid to Landlord.

ARTICLE XIV. INDEMNITY AND LIABILITY.

Section 14.01       Indemnity:

(a) Definition: Within the meaning of Article XIV, “Claims” means any claims, suits, proceedings, actions, causes of action, responsibility, liability, demands, judgments, and executions arising out of personal injury or property damage of third parties.

(b)Subject to the provisions of Section 12.07, Tenant hereby indemnifies and agrees to save harmless Landlord, any Master Lessor and Mortgagee from and against any and all Claims, which either (i) arise from or are in connection with the possession, use, occupation, management, repair, maintenance or control of the Demised Premises or Common Areas, or any portion thereof by Tenant and/or Tenant’s Agents; (ii) arise from or are in connection with any act or omission of Tenant or Tenant’s Agents; (iii) result from any Default, breach, violation or non performance of this Lease or any provision therein by Tenant; or (iv) result in injury to person or property or loss of life sustained in the Demised Premises or Common Areas, except if caused by the negligence, acts or omissions of Landlord, its agents, contractors or employees. Tenant shall defend any actions, suits and proceedings which may be brought against Landlord, any Master Lessor or Mortgagee with respect to the foregoing or in which they may be impleaded. Tenant shall pay, satisfy and discharge any judgments, orders and decrees which may be recovered against Landlord, any Master Lessor, or Mortgagee in connection with the foregoing.

(c)Subject to the provisions of Section 12.07, Landlord hereby indemnifies and agrees to save harmless Tenant from and against any and all Claims, which either (i) arise from or are in connection with any act or omission of Landlord, its agents, contractors or employees; or (ii) result from any Default, breach, violation or non performance of this Lease or any provision therein by Landlord. Landlord shall defend any actions, suits and proceedings which may be brought against Tenant with respect to the foregoing or in which Tenant may be impleaded. Landlord shall pay, satisfy and discharge any judgments, orders and decrees which may be recovered against Tenant in connection with the foregoing.

Section 14.02       Liability Insurance:

(a)Tenant shall provide on or before it enters the Demised Premises for any reason and shall keep in force during the Term for the benefit of Landlord and Tenant, commercial general liability insurance naming Landlord, any Mortgagee and Master Lessor as additional insureds. The policy shall protect Landlord, Tenant and any designee of Landlord against any liability occasioned by any occurrence on or about the Demised Premises, the Common Area or any appurtenance thereto, or arising from any of the items indicated in Section 14.01 against which Tenant is required to indemnify Landlord. Such policy is to be written (i) by a good and solvent insurance company, and

(ii)in a combined single limit of at least $5,000,000.00 for injury or death to one or more than one person arising from any one occurrence and in the amount of $1,000,000.00 with respect to property damages.

(b)If it becomes customary for a significant number of tenants in shopping centers in the Grand Junction Metropolitan Area to be required to provide liability insurance policies to their landlords with coverage limits higher than the foregoing limits, Tenant shall be required, on demand of Landlord, to provide Landlord with an insurance policy whose limits are not less than the then customary limits.

Section 14.03    Fire Insurance:

(a) Tenant shall insure and keep its personal property and the entire Demised Premises, including, without limitation, all property and improvements installed elsewhere in the Shopping Center by Tenant insured against damage by fire and other casualties and risks covered by “All Risk” insurance. Tenant’s insurance policy shall also contain the following endorsements “Difference Of Condition”, and “Demolition Cost Which May Be Necessary To Comply With Building Laws”. The coverage limits shall not be less than the actual replacement value of said improvements and personal property.

(b) Tenant shall also carry rental value insurance in the amount of twelve (12) months Minimum Rent and estimated Tax Contributions; and insurance against such other hazards and in such amounts as may be customarily carried by tenants, owners and operators of similar properties as Landlord may reasonably require for its protection from time to time.

(c) Throughout the Term, Tenant shall maintain “All Risk” insurance on the Building (including the Demised Premises) and the Common Area, exclusive of excavations, foundations, footings, underground items and leasehold improvements constructed by tenants, with coverage limits of not less than the actual replacement value thereof.

Section 14.04    General Provisions with Respect to Insurance:

(a) Upon the execution of this Lease and before any insurance policy shall expire, Tenant shall deliver to Landlord a certificate of such policy or a certificate of the renewal thereof, as the case may be, together with evidence of payment of applicable premiums. Any insurance required to be carried hereunder by Landlord (or by Master Lessor) or Tenant may be carried under a blanket or umbrella policy covering the Building, Land or the Demised Premises, as the case may be, and other locations of Landlord or Tenant; and, if Tenant includes the Demised Premises in such blanket or umbrella coverage, Tenant shall deliver to Landlord a certificate of such policy.

(b)All insurance policies required to be carried hereunder by or on behalf of Tenant shall name Landlord, Master Lessor and any Mortgagee of either of them as an additional insured and shall provide (and any certificate evidencing the existence of any insurance policies, shall certify that): unless Landlord shall have been given thirty (30) days written notice of any cancellation or failure to renew, as the case may be, the insurance shall not be cancelled and shall continue in full force and effect.

(c)Each insurance policy maintained by Tenant shall be carried in favor of Landlord, Tenant and all Mortgagees and Master Lessor as their respective interests may appear. Within the meaning hereof, the term “insurance policy” shall include any extensions or renewals of such insurance policy.

(d)To the extent allowed by law, Tenant may self insure with respect to any of the fire and property insurance Tenant is required to carry under this Lease, provided that and so long as Tenant and Guarantor have a combined tangible net worth (computed in accordance with generally accepted accounting principles) in excess of $200,000,000.00.

(e)Each insurance policy maintained by Landlord shall be issued by an insurer authorized to do business in the State of Colorado having both claims-paying-ability and financial strength ratings by Best’s of not less than “A-”.

Section 14.05    Inability to Perform:

(a)Landlord and Tenant shall not be required to carry out any of their obligations hereunder, nor be liable for loss or damage for failure to do so, nor shall Landlord or Tenant thereby be released from any of its obligations hereunder, where such failure arises by reason of delays caused by Force Majeure.

(b)If Landlord or Tenant is so delayed or prevented from performing any of its obligations, the period of such delay or such prevention shall be added to the time herein provided for the performance of any such obligation.

Section 14.06    Brokerage:

Landlord and Tenant represent that there was no broker instrumental in consummating this Lease, and that no conversations or prior negotiations were had with any broker concerning the renting of the Demised Premises. Landlord and Tenant agree to hold each other harmless against any claims for brokerage commission or compensation arising out of any conversations or negotiations had by it with any broker.

ARTICLE XV. COVENANT OF QUIET ENJOYMENT.

Landlord represents, covenants and warrants to Tenant this it has full right and authority to enter into this Lease. Landlord further covenants that if Tenant pays the Rent and all other charges provided for herein, performs all of its obligations provided for hereunder, and observes all of the other provisions hereof, Tenant shall at all times during the Term peaceably and quietly have, hold and enjoy the Demised Premises, without any interruption or disturbance from Landlord, subject to the terms hereof.

ARTICLE XVI, FAILURE TO PERFORM, DEFAULTS, REMEDIES.

Section 16.01    Defaults, Conditional Limitation:

(a) Each of the following events shall constitute a Default:

(i)If Tenant, or any Guarantor, shall (x) make an assignment for the benefit of creditors, (y) file or acquiesce to a petition in any court (whether or not pursuant to any statute of the United States or of any state) in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings, (z) make an application in any such proceedings for or acquiesce to the appointment of a trustee or receiver for it or all of any portion of its property.

(ii)If any petition shall be filed against Tenant, or any Guarantor, to which neither of them acquiesce in any court (whether or not pursuant to any statute of the United States or any state) in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings, and (x) Tenant or any Guarantor shall thereafter be adjudicated a bankrupt, or (y) such petition shall be approved by any such court, or (z) such proceedings shall not be dismissed, discontinued or vacated within ninety (90) days.

(iii)If, in any proceeding, pursuant to the application of any person other than Tenant, or any Guarantor to which neither of them acquiesce, a receiver or trustee shall be appointed for Tenant, or any Guarantor or for all or any portion of the property of either and such receivership or trusteeship shall not be set aside within thirty (30) days after such appointment.

(iv)If Tenant shall fail to pay any Rent, or any other charge required to be paid by Tenant hereunder, when the same shall become due and payable, and such failure shall continue for ten (10) days after Landlord shall give notice of the failure to Tenant.

(v)If Tenant shall fail to perform or observe any other

requirement of this Lease to be performed or observed by Tenant but not specifically referred to in this Section, and such failure shall continue for thirty (30) days after Landlord shall give notice of the failure to Tenant, or in case the failure be of such nature that it cannot reasonably be cured within said period of thirty (30) days, then if Tenant shall fail within said period of thirty (30) days to commence the cure of such failure and thereafter to complete such cure with due diligence.

(b)This Lease is subject to the following limitation: If at any time, a Default shall occur, then upon the happening of any one or more of the aforementioned Defaults, Landlord may give to Tenant a notice of intention to end the Term of this Lease at the expiration of ten (10) days from the date of service of such notice of termination. At the expiration of such ten (10) days this Lease and the Term as well as all of the right, title and interest of the Tenant hereunder shall wholly cease and expire, and Tenant shall then quit and surrender the Demised Premises to the Landlord. But notwithstanding such termination, surrender, and the expiration of Tenant’s right, title, and interest, Tenant’s liability under all of the provisions of this Lease shall continue, as provided in this Article XVI.

Section 16.02    Landlord’s Re-Entry:

If this Lease shall be terminated as herein provided, Landlord, or its agents or employees, may re enter the Demised Premises at any time and remove therefrom Tenant, Tenant’s Agents, and subtenants, and any licensees, concessionaires or invitees, together with any of its or their property, either by summary dispossess proceedings or by any suitable action or proceeding at law. In the event of such termination, Landlord may repossess and enjoy the Demised Premises. Landlord shall be entitled to the benefits of all provisions of law respecting the speedy recovery of lands and tenements held over by Tenant, or proceedings in forceable entry and detainer. Tenant waives any rights to the service of any notice of Landlord’s intention to re enter provided for by any present or future law, provided, however, that the foregoing shall not be deemed to be a waiver of service of process in connection with the institution of any action or proceeding at law or any notice required to be given by Landlord to Tenant pursuant to Section 16.01. Landlord shall not be liable in any way in connection with any lawful action it takes pursuant to the foregoing. Notwithstanding any such re entry, repossession, dispossession or removal, Tenant’s liability under all of the provisions of this Lease shall continue, as provided in this Article XVI.

Section 16.03    Default Deficiency:

(a)In case of re entry, repossession or termination of this Lease, whether the same is the result of the institution of summary or other proceedings or not, Tenant shall remain liable (in addition to accrued liabilities) to the extent legally permissible for (i) the (x) Rent, and all other charges provided for herein until the date this Lease would have expired had such termination, re entry or repossession not occurred; and (y) reasonable expenses to which Landlord may be put in re entering the Demised Premises repossessing the same; making good any Default of Tenant; painting, altering or dividing the Demised Premises; combining or placing the same in proper repair; protecting and preserving the same by placing therein watchmen and caretakers; reletting the same (including reasonable attorney’s fees and disbursements, marshal’s fees, brokerage fees, in so doing); minus (ii) the proceeds of any reletting. Tenant agrees to pay to Landlord the difference between items (i) and (ii) hereinabove with respect to each month, at the end of such month. Such payment shall be made to Landlord at Landlord’s notice address or such other address as Landlord may designate by giving notice to Tenant. Any suit brought by Landlord to enforce collection of such difference for any one month shall not prejudice Landlord’s right to enforce the collection of any difference for any subsequent month. In addition to the foregoing, Tenant shall pay to Landlord such sums as the court which has jurisdiction thereover may adjudge reasonable as attorney’s fees with respect to any successful lawsuit or action instituted by Landlord to enforce the provisions hereof.

(b)Landlord may relet the whole or any part of said Demised Premises for the whole of the unexpired period of this Lease, or longer, or from time to time for shorter period, for any rental then obtainable, giving such concessions of rent and making such special repairs, alterations, decorations and paintings for any new tenant as it may in its sole and absolute discretion deem advisable. Tenant’s liability as aforesaid shall survive the institution of summary proceedings and the issuance of any warrant thereunder. Landlord shall use reasonable efforts to relet or attempt to relet the Demised Premises. Landlord and Tenant understand and agree that Landlord shall not be obligated to mitigate rental loss damages by reletting the Demised Premises to a new tenant: (i) whose use would not be retail, (ii) which does not have at least three (3) years of retail business experience or has a business reputation which is a subject of concern in the business community, (iii) whose use would violate Landlord’s mortgage agreement with its mortgagee, or (iv) so long as Landlord has other similar vacant space in the Building. In addition, Landlord shall not be obligated to use a real estate broker(s) in its efforts to relet the Demised Premises. Further, Landlord shall not be obligated to spend any money for advertising with respect to the renting of the Demised Premises, unless Tenant pays for such advertising in advance.

Section 16.04    Agreed Final Damages:

If Landlord so elects, Tenant shall pay Landlord, on demand, as liquidated, agreed final damages, the Rent and all other charges which would have been payable by Tenant from the date of such demand to the date when this Lease would have expired if it had not been terminated as aforesaid, minus the fair rental value of the Demised Premises for the same period, both discounted at the rate of four (4%) percent per annum. Upon payment of such liquidated and agreed final damages, Tenant shall be under no further liability with respect to the period after the date of such demand. Except as provided above, Landlord shall have no other rights to accelerate the Rent in the event of a Default by Tenant.

Section 16.05    Waiver of Landlord’s Lien:

Landlord hereby waives any statutory, common law, contractual or other landlord’s lien or similar encumbrance or right of distress or distraint with regard to any property (including, without limitation, the trade fixtures and inventory) of Tenant and/or its subtenants or assignees now or hereafter located on or within the Demised Premises.

Section 16.06    Waiver of Right of Redemption:

Tenant hereby expressly waives (to the extent legally permissible), for itself and all persons claiming by, through, or under it, any right of redemption or for the restoration of the operation of this Lease under any present or future law in case Tenant shall be dispossessed for any cause, or in case Landlord shall obtain possession of the Demised Premises as herein provided.

Section 16,07    Landlord’s Right to Perform for Account of Tenant:

If Tenant shall be in Default hereunder, Landlord or any Mortgagee may, at any time thereafter, on five (5) days notice to Tenant, cure said Default for the account and at the expense of Tenant. Tenant shall pay, with interest from the date of such expenditure by Landlord to the date of reimbursement at the prime rate then being charged by Citibank, N.A., in New York City, from time to time (the “Interest Rate”), on demand, to Landlord, the amount so paid, expended, or incurred by the Landlord and any expense of Landlord including attorney’s reasonable fees incurred in connection with such Default; and all of the same shall be deemed to be additional rent.

Section 16.08    Additional Remedies, Waivers, Etc.:

Except as otherwise specifically set forth in this Lease to the contrary, with respect to the rights and remedies of and waivers by Landlord and Tenant: (a) the rights and remedies of Landlord and Tenant set forth herein shall be in addition to any other right and remedy now and hereafter provided by law. All such rights and remedies shall be cumulative and not exclusive of each other. Landlord or Tenant may exercise such rights and remedies at such times, in such order, to such extent, and as often as Landlord or Tenant deem advisable without regard to whether the exercise of one right or remedy precedes, concurs with or succeeds the exercise of another. (b) A single or partial exercise of a right or remedy shall not preclude (i) a further exercise thereof, or

(ii) the exercise of another right or remedy, from time to time. (c) No delay or omission by Landlord or Tenant in exercising a right or remedy shall exhaust or impair the same or constitute a waiver of, or acquiescence to a Default, (d) No waiver of a Default shall extend to or affect any other Default or impair any right or remedy with respect thereto, (e) No action or inaction by Landlord or Tenant shall constitute a waiver of a Default. (f) No waiver of a Default shall be effective, unless it is in writing.

ARTICLE XVII. TENANT’S CERTIFICATE.

(a)At any time within twenty (20) days after request by Landlord, Tenant shall, execute, acknowledge and deliver to Landlord, any Mortgagee, assignee of a Mortgagee, any purchaser, or any other person, specified by Landlord, an Estoppel Certificate in the form of Schedule A annexed hereto and made a part hereof, modified to conform to the type of transaction or the circumstances for which the request is being made, e.g. mortgage, assignment, sale, etc. Failure of Tenant to timely respond to Landlord’s request shall be deemed a certification by Tenant that the facts set forth in Landlord’s submission to Tenant are true, correct and complete.

(b)At any time within twenty (20) days after request by Tenant, by written instrument, duly executed and acknowledged, Landlord shall certify to Tenant, any assignee or sublessee of Tenant or any Institutional Lender, to the effect (i) whether or not Tenant is in possession of the Demised Premises; (ii) whether or not this Lease is unmodified and in full force and effect (or if there has been modification, that the same is in full force and effect as modified); (iii) to the best of Landlord’s knowledge whether or not there are then existing set offs or defenses against the enforcement of any right or remedy of Tenant, or any duty or obligation of Landlord (and if so, specifying the same); (iv) to the best of Landlord’s knowledge, whether a Default has occurred and is continuing under this Lease or whether an event has occurred which, with notice or lapse of time or both, would become a Default; and (v) the dates, if any, to which any Rent or other charges have been paid in advance.

ARTICLE XVIII. RIGHT OF ACCESS.

Section 18.01    Entry:

During any reasonable time before and after the Commencement Date, Landlord and/or any Mortgagee may enter upon the Demised Premises, any portion thereof and any appurtenances thereto (with men and materials, if required) for the purpose of: (a) inspecting same; (b) making such repairs, replacements or alterations which it may be required or permitted to perform as herein provided or which are required in order to comply with laws and court orders or to prevent waste or deterioration, regardless of whether Landlord is responsible for such repairs, maintenance or compliance with laws; and (c) showing the Demised Premises to prospective purchasers or mortgagees or, during the last twelve (12) months of the Term to prospective lessees.

Section 18.02    Easement for Pipes:

Tenant shall permit Landlord to erect, use, maintain and repair pipes, cables, conduits, plumbing, vents and wires in, to and through the Demised Premises as and to the extent that Landlord may now or hereafter deem to be necessary or appropriate for the proper operation and maintenance of the Land or Building.

During any such entry by Landlord into the Demised Premises, pursuant to Section 18.01 and 18.02, Landlord shall use reasonable efforts and proceed with due diligence, in order to minimize interference with the conduct of Tenant’s business.

Except in emergencies, any entry by Landlord into the Demised Premises shall be during Tenant’s normal business hours and after Landlord has given Tenant at least twenty four (24) hours prior notice, which notice shall set forth the scope of the work, the areas where such work shall be performed and the approximate commencement date of such work.

In addition, Landlord shall not place or install any utility lines, pipes, ducts, conduits or the like in the Demised Premises, unless such work is performed along walls, above the hung ceiling or below the floor. If Landlord installs repairs, replaces or maintains any such items and any damage is done to the Demised Premises or to Tenant’s property, Landlord shall promptly repair such damage.

ARTICLE XIX. INTERPRETATION, NOTICE, MISCELLANEOUS.

Section 19.01    Interpretation:

(a)Every term, condition, agreement or provision contained in this Lease which imposes an obligation on Tenant or Landlord, shall be deemed to be also a covenant by Tenant or Landlord.

(b)Any references herein to any extensions or renewals of the Term or any period during which Tenant may be in possession after the Expiration Date shall not be deemed to imply that any extension or renewal of the Term is contemplated hereby or that Tenant shall be permitted to remain in possession after the expiration of the Term.

(c)If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

(d)The captions and headings used throughout this Lease are for convenience of reference only and shall not affect the interpretation of this Lease.

(e)Anything in this Lease to the contrary notwithstanding:

(i)Any provision which permits or requires a party to take any particular action shall also be deemed to permit or require a party to cause such action to be taken; and

(ii)Any provision which requires any party not to take any particular action shall be deemed to require the party not to permit such action to be taken by any person or by operation of law.

(f)This Lease has been executed in several counterparts; but the counterparts shall constitute but one and the same instrument.

(g)Wherever a requirement is imposed on any party hereto, it shall be deemed that such party shall be required to perform such requirement at its own expense unless it is specifically otherwise provided herein.

(h)The singular includes the plural and the plural includes the singular.

(i)This Lease shall be construed and enforced in accordance with the laws of the State in which the Demised Premises are situated.

(j)The obligations and liabilities of Tenant pursuant to this Lease shall be joint and several if Tenant consists of more than one (1) entity.

Section 19.02    Construing Various Words and Phrases:

(a)Wherever it is provided herein that a party may perform an act or do anything, it shall be construed that that party may, but shall not be obligated to, so perform or so do.

(b)The words “reenter” and “reentry” as used herein are not restricted to their technical legal meaning.

(c)The following words and phrases shall be construed as follows:

(i)“At any time” shall be construed as, “at any time or from time to time”.

(ii)“Any” shall be construed as “any and all”.

(iii)“Including” shall be construed as “Including but not limited to”.

Section 19.03    No Oral Changes:

This Lease may not be changed or terminated orally.

Section 19.04    Communications:

No notice, request, consent, approval, waiver or other communication under this Lease shall be effective unless, but any such communication shall be effective and shall be deemed to have been given when the same is received or refused if, the same is in writing and is mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by a generally recognized overnight carrier with receipted delivery, such as, but not limited to, Federal Express, addressed:

(a)If to Landlord, to the address designated as Landlord’s Notice Address in Article I, or such other address as Landlord designates by giving notice thereof to Tenant, with a copy thereof under separate cover to the address designated as Landlord’s Notice Copy Address in Article I, and with a copy(s) thereof under separate cover to the address(es) and person(s) designated as Landlord’s Mortgagee Notice Copy Address in Article I, if any, or otherwise designated pursuant to Section 10.06 hereof or to such other person or party as Landlord shall designate by notice to Tenant; and

(b)If to Tenant, to the address designated as Tenant’s Notice Address in Article I, or such other address as Tenant shall designate by giving notice thereof to Landlord, with a copy thereof under separate cover to the address designated as Tenant’s Notice Copy Address in Article I or to such other person or party as Tenant shall designate by giving notice thereof to Landlord.

Section 19.04A.    Payments to Landlord:

All payments under this Lease should be made payable to Landlord and addressed to One Geoffrey Way, Wayne, New Jersey 07470, or such other payee or address as Landlord may designate.

Section 19.05    INTENTIONALLY OMITTED.

Section 19.06    Method of Payment:

Except as herein otherwise expressly provided, all amounts payable under this Lease shall be payable in coin or currency of the United States of America which at the time of payment is legal tender for public and private debts.

Section 19.07     Successors and Assigns:

Subject to the provisions hereof, this Lease shall bind and inure to the benefit of the parties and their respective successors, representatives, heirs and assigns.

Section 19.08      Responsibility of Tenant:

Any restriction on or requirement imposed upon Tenant hereunder shall be deemed to extend to

Tenant’s Guarantor, Tenant’s subtenants, concessionaires and licensees and it shall be Tenant’s obligation to cause the foregoing persons to comply with such restriction or requirement.

Section 19.09      Hold Over:

If Tenant shall hold over after the end of the Term, such holding over shall be construed as a tenancy from month to month, subject to all of the provisions, conditions and obligations of this Lease, except that monthly Minimum Rent shall be twice the monthly installment of Minimum Rent payable for the last month of the Term.

Section 19.10    Intentionally Omitted:

Section 19.11    Liability of Landlord:

Landlord (and, in case Landlord shall be a joint venture, partnership, tenancy in common association or other form of joint ownership) and the members of any such joint venture, partnership, tenancy in common, association or other form of joint ownership shall have absolutely no personal liability with respect to any provision of this Lease or any obligation or liability arising therefrom or in connection therewith. Tenant shall look solely to the equity of the then owner of the Demised Premises in the Demised Premises (or if the interest of Landlord is a leasehold interest, Tenant shall look solely to such leasehold interest) or the proceeds of the sale of such equity, for the satisfaction of any remedies of Tenant in the event of a breach by Landlord of any of its obligations. Such exculpation of liability shall be absolute and without any exception whatsoever.

With respect to any provision of this Lease which provides, in effect, that Landlord shall not unreasonably withhold, unreasonably delay or unreasonably condition any consent or any approval, Tenant, in no event, shall be entitled to make, nor shall Tenant make, any claim for, and Tenant hereby waives any claim for money damages; nor shall Tenant claim any money damages by way of setoff, counterclaim or defense, based upon any claim or assertion by Tenant that Landlord has unreasonably withheld, unreasonably delayed or unreasonably conditioned any consent or approval; but Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, or for specific performance, injunction or declaratory judgment.

All property (whether real, personal or mixed) at any time located in or upon the Demised Premises shall be at the risk of the Tenant only, and Landlord shall not become liable for any damage to said property or to Tenant, or to any other person or property, caused by water leakage, steam, sewerage, gas or odors or for any damage whatsoever done or occasioned by or from any boiler, plumbing, gas, water, steam or other pipes, or any fixtures or equipment or appurtenances whatsoever, or for any damage arising from any act or neglect or arising by reason of the use of, or any defect in, the Demised Premises or any of the fixtures, equipment or appurtenances therein contained, or by the act or neglect of any other person or caused in any other manner whatsoever.

Section 19.12    Waiver of Jury Trial:

The parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use and occupancy of the Demised Premises and/or any claim of injury or damage.

Section 19.13    Intentionally Omitted.

Section 19.14    Interest:

Any payment required to be made by Landlord or Tenant under the provisions of this Lease (other than payments of Rent provided for in Article V and Section 11.04) not made by Landlord or Tenant when and as due shall thereupon be deemed to be due and payable to the other on demand with interest thereon at the Interest Rate computed from the date when the particular amount became due to the date of payment thereof.

Section 19.15    Late Charge:

Notwithstanding anything to the contrary herein contained, in order to cover the extra expense involved in handling delinquent payments, Tenant, at Landlord’s option, shall pay a “late charge” of two percent (2%) when any payment of Rent hereunder (as provided in Article V) is paid more than ten (10) days after Tenant is given notice that the same is due; provided, however, that if any installment or other payment of Rent is not made within ten (10) days after the same first become due, on the first two occasions during any twelve (12) consecutive month period the aforesaid late charge shall not be imposed, unless Tenant fails to pay such installment or other payment of Rent within ten (10) days after notice to Tenant. It is understood and agreed that this charge is for additional expense incurred by Landlord and shall not be considered interest.

Section 19.16    Consequential Damages:

Landlord and Tenant agree that as to the other, Landlord and Tenant shall not have any right to sue for or collect, and Landlord and Tenant shall never have any liability or responsibility whatsoever for, any consequential or indirect damages whether proximately or remotely related to any default of the other under this Lease, and Landlord and Tenant hereby waive any and all such rights.

Section 19.17    Renewal Terms:

(a) Provided that Tenant is not then in Default under the terms of this Lease and provided further that this Lease has not theretofore been terminated pursuant to the provisions hereof, Tenant shall have the option to renew this Lease for one additional period of five (5) years (the “First Renewal Term”). The option to renew shall expire and be of no force or effect unless exercised by Tenant giving written notice thereof to Landlord sent not later than the last day of the year immediately preceding the last year of the original Term.

(b)If Tenant shall have exercised the aforesaid first renewal option, then provided that Tenant is not then in Default under the terms of the Lease and provided further that this Lease has not theretofore been terminated pursuant to the provisions hereof, Tenant shall have the option to renew this Lease for one additional period of five (5) years (the “Second Renewal Term”). The option to renew shall expire and be of no force or effect unless exercised by Tenant giving written notice thereof to Landlord sent not later than the last day of the year immediately preceding the last year of the First Renewal Term.

(c)The First Renewal Term and Second Renewal Term are sometimes collectively called the “Renewal Terms”.

(d)All of the terms, conditions and provisions of this Lease shall remain in full force and effect during the Renewal Terms, except that the Minimum Rent shall be as follows:

(i)During the First Renewal Term, the Minimum Rent shall be the sum of $442,955.26 per annum; and

(ii)During the Second Renewal Term, the Minimum Rent shall be the sum of $487,250.78 per annum.

(e)No option granted to Tenant to renew this Lease, nor the exercise of any such option by Tenant, shall prevent Landlord from exercising any right granted or reserved to Landlord in this Lease or which Landlord may have by virtue of any law to terminate this Lease, either during the original Term or during the Renewal Terms. Any termination of this Lease shall serve to terminate any renewal option whether or not Tenant shall have exercised same. Any right on the part of Landlord to terminate this Lease shall continue during the Renewal Terms, and no option granted to Tenant to renew this Lease shall be deemed to give Tenant any further option to renew beyond the Second Renewal Term.

Section 19.18    Real Estate Transfer Tax:

If a real estate transfer tax or similar tax is due as a result of the execution of this Lease, Tenant shall be required to pay such tax directly to the tax authority(ies) or, at Landlord’s option, to Landlord for payment of any such tax.

Section 19.19    Financial Statements:

Except for calendar years during which at all times Tenant or Guarantor is a corporation, the majority of whose shares of voting stock are traded on a national securities exchange, Tenant shall submit to Landlord, (a) within ninety (90) days after the end of each fiscal year and (b) within ten (10) days of request of Landlord, current financial statement certified as complete and correct by a financial officer of Tenant.

Section 19.20    Tenant’s Right of Self Help:

(a)If Landlord fails to perform its obligations with respect to the Demised Premises as required hereunder, the failure of which significantly, adversely affects Tenant’s business operations at the Demised Premises or creates a hazardous condition at the Demised Premises, then after the expiration of thirty (30) days after written notice shall be given from Tenant to Landlord provided, however, that in an emergency only such notice, if any, as shall be reasonable under the circumstances need be given, if Landlord still has failed to make such repair or replacement (except if the repair or replacement reasonably cannot be made within said period, then only if Landlord has failed to commence the repair or replacement within said thirty (30) day period of time and is not proceeding with diligence toward completion); Tenant shall have the right (but not the obligation) to make the repair or replacement and after completion by Tenant, Landlord shall, within ten (10) days after receipt of copies of paid bills and a statement from Tenant, reimburse Tenant for the reasonable amount so expended by Tenant, subject, however, to the provisions of Subsection (b) hereof.

If Landlord fails to reimburse Tenant, as aforesaid, and if no dispute exists in connection therewith in accordance with Subsection (b) hereof, Tenant may deduct the amount owed to it by Landlord from 50% of the next installments of Rent due hereunder, subject, however to the provisions of Subsection (b) hereof.

(b)If after Tenant exercises self help, Landlord disputes the exercise of self help by Tenant or if Landlord disputes the amount due to Tenant in connection therewith, such dispute shall be resolved under the provisions of any simplified procedure for court determination of disputes (similar to that of New York State) available under the laws of the State in which the Demised Premises is located and if no such simplified procedure is available, then by arbitration as set forth in Subsection (c) hereof.

If any such dispute is determined by simplified court procedure or by arbitration and if Landlord does not reimburse Tenant for the amount owed to it by Landlord, as finally determined, within ten (10) days following the final determination, Tenant may deduct such amount from 50% of the next installments of Rent due hereunder.

If it is finally determined by simplified court procedure or by arbitration that Tenant was not entitled to exercise self help, Tenant shall not be entitled to any reimbursement for such work, and same shall have been performed at Tenant’s sole cost and expense.

The cost of any such simplified court procedure or arbitration shall be borne by the non prevailing party.

(c)Wherever in this Lease it is provided that any dispute shall be determined by arbitration, such dispute shall be settled and finally determined by arbitration in Newark, New Jersey in accordance with the rules of the American Arbitration Association or its successor and the judgment upon the award rendered may be entered in any court having jurisdiction thereof. The number of arbitrators to be appointed shall be three (3) and each arbitrator shall have had substantial experience in the resolution of landlord/tenant disputes arising out of shopping center leases.

If, at the time such arbitration is to be held, the American Arbitration Association is not in existence and has no successor, the arbitrators shall be appointed by another arbitration association mutually agreed to by Landlord and Tenant.

The parties to the arbitration, in addition to the rights granted under the rules of such arbitration association, shall have the right to offer evidence and testify at the hearings, to be represented by counsel and to cross examine witnesses, and the arbitrators may consider facts and data which they may discover by their independent investigation and inquiry outside of such hearings, but such arbitration shall not vary the terms and conditions of this Lease.

(d)The right granted to Tenant to exercise self help, as set forth in subsection (a) hereof, shall be subject to and in accordance with the following:

(i)If Tenant elects to exercise self help, such exercise together with Tenant’s right to deduct the amount so expended from the Rent, as provided in this Section, shall be Tenant’s sole remedy with respect to the repair or replacement in question; and whether or not Tenant exercises such right of self help, all of the other terms, covenants and provisions of this Lease including, without limitation, Sections 12.07, 19.11 and 19.16 shall remain unmodified and in full force and effect;

(ii)If Tenant is exercising self help on an emergency basis, as aforesaid, it shall only perform such repairs as are reasonably necessary to temporarily alleviate the emergency problem, such as, without limitation, any patching required to stop a water leak or shoring up to prevent the collapse of a wall, and thereafter Tenant shall give Landlord thirty (30) days notice, as aforesaid, to remedy the situation prior to commencing any permanent repair or replacement; and

(iii)If Tenant elects to exercise self help, other than on an emergency temporary basis, as aforesaid, such repair or replacement shall be performed by Tenant in a manner that is architecturally compatible with the surrounding area and using the same materials or if not available, materials that are substantially similar to that which existed at the time the repair or replacement became necessary.

(e)If pursuant to this Section, Landlord is obligated to reimburse Tenant for Landlord’s share (as hereinabove defined) of the cost of any such work, Tenant shall be entitled to interest on such reimbursable amount at the Interest Rate on the unreimbursed amount thereof, from the date of such expenditure by Tenant to the date of reimbursement.

Section 19.21    Self Help Limitation.

The foregoing rights of self help shall be in force and effect only so long as Best Buy Stores, L.P. or a transferee pursuant to subsection 10.01(e) is the Tenant and is open for business in at least 20,000 square feet of floor area (exclusive of any mezzanine).

Section 19.22    Intentionally Omitted.

Section 19.23    Non-Disturbance Condition:

(a)Notwithstanding anything to the contrary contained herein, this Lease is expressly subject to and conditioned upon, in the event Landlord’s interest in the Demised Premises is pursuant to a Master Lease, Landlord obtaining and delivering to Tenant (i) a Recognition Agreement in the form attached hereto as

Exhibit D executed by Master Lessor (“Recognition Agreement”) and (ii) Subordination, Nondisturbance and Attornment Agreement from the holder of any mortgage or deed of trust on the Demised Property in the form attached hereto as Exhibit E (“SNDA”) on or before the forty-fifth (45th) day next following the execution of this Lease (“Approval Date”). If Landlord and Tenant have not obtained the Recognition Agreement and SNDA on or before the Approval Date, Tenant shall have the right exercisable no later than ten (10) days after the Approval Date (as to which time is of the essence), but not after the date that the Recognition Agreement has been obtained, to cancel this Lease by notice to Landlord. Upon receipt of such notice of cancellation by Landlord, this Lease shall terminate and the parties shall have no further rights or obligations hereunder except as may be otherwise specifically set forth herein.

Section 19.24    Execution:

This Lease shall be of no force and effect unless and until it is executed by both Landlord and Tenant.

Section 19.25    Guaranty:

Tenant’s obligations under this Lease shall be guaranteed by Best Buy Co., Inc. (“Guarantor”), pursuant to a separate Guaranty, in the form of Schedule B attached hereto.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed as of the day and year first above written.

SCHEDULE A

ESTOPPEL CERTIFICATE

[Date]

RE:Lease dated                        , 2006, between

                         (“Landlord”) and

(“Tenant”), as modified by amendments on                        , 200                          (the

“Lease”).

Ladies and Gentlemen:

The undersigned is the Tenant under the above referenced Lease for the premises

(the “Premises”) identified as                         , being a portion of

the property commonly known as [Name of Store site or address], [City], [State] (the “Property”).

Tenant understands that you are about to make loans which will be secured in part by a mortgage on the Property. You have required that this certificate be executed by Tenant in connection with the loans.

With the knowledge that you will be relying on the certifications contained herein, Tenant hereby certifies that as of the date hereof:

1.The documents listed in Exhibit A hereto (the “Lease Documents”) (i) set forth the entire agreement between Landlord and Tenant with respect to the Premises, (ii) are in full force and effect, and (iii) have not been modified or amended except as set forth in Exhibit A. There are no other understandings or agreements, written or oral, between Landlord and Tenant with respect to the Premises or the Property. Tenant’s interest in the Lease and the Premises has not been assigned, sublet or encumbered.

2.The term of the Lease commenced on                          and expires

                        . The Lease contains no options to extend other than                         .

3.The current monthly fixed rental under the Lease is

                         and/100 ($) Dollars and has been paid through

                        . Percentage rent due under the Lease has been paid through and the amount of percentage rent for the last period paid was and/100 ($) Dollars. Common area maintenance, taxes, insurance and

other charges due under the Lease have been paid through                         .

4.Tenant has accepted the Premises and is in full and complete possession of the Premises. Landlord has no further obligations to provide tenant improvements to the Premises, such obligation, if any, having been fully performed.

5.To Tenant’s knowledge, neither Landlord nor Tenant are in default in their respective obligations under the Lease and there are no existing circumstances which, with the passage of time, or notice, or both, would give rise to a default under the Lease, except as follows:                         .

6.No rent under the Lease has been paid other than is currently due under the Lease or which has been paid not more than one (1) month before the due date thereof. Tenant does not now have or hold any claim or defense against Landlord which might be set off or credited against future accruing rents, and there are no credits or allowances to which Tenant is entitled.

7.Except as expressly set forth in the Lease and disclosed herein, Tenant (i) does not have a right to rent additional space, (ii) does not have an option or preferential right to purchase the Premises, the Property

Schedule A-1

or any portion thereof, and (iii) does not have

any right, title or interest with respect to the Premises other than as Tenant under the Lease.

8.[Insert additional specific provisions if necessary.]

The provisions of this estoppel letter shall be binding upon the successors and assigns of Tenant and shall inure to your benefit and your successors and assigns.

Very truly yours,

BEST BUY STORES, L.P.,

a Virginia limited partnership (Tenant)

By: BBC Property Co., a Minnesota corporation

Its: General Partner

By:

Schedule A-2

SCHEDULE B

GUARANTY

In consideration of, and as an inducement for the granting, execution and delivery of the foregoing lease, dated                        , 2006 (“Lease”), by Toys “R” Us-Delaware, Inc., Landlord therein named (“Landlord”, which term shall be deemed to include the named Landlord and its successors and assigns) to Best Buy Stores, L.P., Tenant therein named (“Tenant”, which term shall be deemed to include the named Tenant and its successors and assigns), and in further consideration of the sum of One ($1.00) Dollar and other good and valuable consideration paid by Landlord to the undersigned, the receipt and sufficiency of which are hereby acknowledged, the undersigned, Best Buy Co., Inc., a Minnesota corporation, whose address is 7601 Penn Avenue South, Richfield, Minnesota 55423 (“Guarantor”, which term shall be deemed to include the named Guarantor and its successors and assigns), hereby guarantees, absolutely and unconditionally, to Landlord the full and prompt payment of Rent and other charges and sums (including, without limitation, Landlord’s legal expenses and reasonable attorneys’ fees and disbursements) payable by Tenant under the Lease, and hereby further guarantees the full and timely performance and observance of all the covenants, terms, conditions and agreements therein provided to be performed and observed by Tenant; and Guarantor hereby covenants and agrees to and with Landlord that if default shall at any time be made by Tenant in the payment of any Rent or other charges and sums, or if Tenant should default in the performance and observance of any of the terms, covenants and conditions contained in the Lease, Guarantor shall and will forthwith pay Rent and all other charges and sums, to Landlord and any arrears thereof, and shall and will forthwith faithfully perform and fulfill all of such terms, covenants and conditions and will forthwith pay to Landlord all damages that may arise in consequence of any default by Tenant under the Lease, including, without limitation, all reasonable attorneys’ fees, and disbursements incurred by Landlord or caused by any such default or the enforcement of this Guaranty.

This Guaranty is an absolute and unconditional guaranty of payment (and not of collection) and of performance. The liability of Guarantor is co-extensive with that of Tenant and this Guaranty shall be enforceable against Guarantor without the necessity of any suit or proceeding on Landlord’s part of any kind or nature whatsoever against Tenant and without the necessity of any notice of non-payment, non-performance or non- observance or of any notice of acceptance of this Guaranty or of any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives. Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected, diminished or impaired by reason of (a) the assertion or the failure to assert by Landlord against Tenant of any of the rights or remedies reserved to Landlord pursuant to the terms, covenants and conditions of the Lease, or (b) any non-liability of Tenant under the Lease, whether by insolvency, discharge in bankruptcy, or any other defect or defense which may now or hereafter exist in favor of Tenant.

This Guaranty shall be a continuing guaranty, and the liability of Guarantor hereunder shall in no way be affected, modified or diminished by reason of (a) any assignment, renewal, modification, amendment or extension of the Lease, or (b) any modification or waiver of or change in any of the terms, covenants and conditions of the Lease by Landlord and Tenant, or (c) any extension of time that may be granted by Landlord to Tenant, or (d) any consent, release, indulgence or other action, inaction or omission under or in respect of the Lease, or (e) any dealings or transactions or matter or thing occurring between Landlord and Tenant, or (f) any bankruptcy, insolvency, reorganization, liquidation, arrangement, assignment for the benefit of creditors, receivership, trusteeship or similar proceeding affecting Tenant, whether or not notice thereof or of any thereof is given to Guarantor.

Schedule B-1

Should Landlord be obligated by any bankruptcy or other law to repay to Tenant or to Guarantor or to any trustee, receiver or other representative of either of them, any amounts previously paid, this Guaranty shall be reinstated in the amount of such repayments. Landlord shall not be required to litigate or otherwise dispute its obligations to make such repayments if it in good faith believes that such obligation exists.

No delay on the part of Landlord in exercising any right, power or privilege under this Guaranty or failure to exercise the same shall operate as a waiver of or otherwise affect any such right, power or privilege, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

No waiver or modification of any provision of this Guaranty nor any termination of this Guaranty shall be effective unless in writing, signed by Landlord; nor shall any such waiver be applicable except in the specific instance for which given.

All of Landlord’s rights and remedies under the Lease and under this Guaranty, now or hereafter existing at law or in equity or by statute or otherwise, are intended to be distinct, separate and cumulative and no exercise or partial exercise of any such right or remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any of the others.

Guarantor agrees that whenever at any time or from time to time Guarantor shall make any payment to Landlord or perform or fulfill any term, covenant or condition hereunder on account of the liability of Guarantor hereunder, Guarantor will notify Landlord in writing that such payment or performance as the case may be, is for such purpose. No such payment or performance by Guarantor pursuant to any provision hereof shall entitle Guarantor by subrogation or otherwise to the rights of Landlord to any payment by Tenant or out of the property of Tenant, except after payment of all sums or fulfillment of all covenants, terms, conditions or agreements to be paid or performed by Tenant.

Guarantor agrees that it will, at any time and from time to time, within ten (10) business days following written request by Landlord, execute, acknowledge and deliver to Landlord a statement certifying that this Guaranty is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating such modification). Guarantor agrees that such certificate may be relied on by anyone holding or proposing to acquire any interest in the “Demised Premises” (as defined in the Lease) from or through Landlord or by any mortgagee or prospective mortgagee of the Demised Premises or of any interest therein.

As a further inducement to Landlord to make and enter into the Lease and in consideration thereof, Landlord and Guarantor covenant and agree that in any action or proceeding brought on, under or by virtue of this Guaranty, Landlord and Guarantor shall and do hereby waive trial by jury. Without regard to principles of conflicts of laws, the validity, interpretation, performance and enforcement of this Guaranty shall be governed by and construed in accordance with the internal laws of the State in which the Demised Premises are located.

Guarantor warrants and represents to Landlord that it has the legal right and capacity to execute this Guaranty. In the event that this Guaranty shall be held ineffective or unenforceable by any court of competent jurisdiction, then Guarantor shall be deemed to be a tenant under the Lease with the same force and effect as if Guarantor were expressly named as a joint tenant therein.

As used herein, the term “successors and assigns” shall be deemed to include the heirs and legal representatives of Tenant and Guarantor, as the case may be. If there is more than one Guarantor, the liability hereunder shall be joint and several. All terms and words used in this Guaranty, regardless of the number or gender in which they are used,

Schedule B-2

shall be deemed to include any other number and any other gender as the context may require.

If Guarantor is an individual, Guarantor warrants and represents that it is owner of more than fifty percent (50%) of the issued and outstanding shares of voting stock of Tenant, and is a principal officer of Tenant. If Guarantor is a corporation, Guarantor warrants and represents that Tenant is a wholly-owned subsidiary of Guarantor (or a wholly-owned subsidiary of another wholly-owned subsidiary of Guarantor) and that the execution and delivery of this Guaranty is not in contravention of its charter or by-laws or applicable state laws and has been duly authorized by its Board of Directors. Upon request of Landlord, Guarantor agrees to deliver to Landlord a Secretary’s certification and corporate resolution authorizing the execution and delivery of this Guaranty.

If Guarantor fails to pay any amount payable under this Guaranty when due, interest on such amount shall accrue at the highest legal rate chargeable to Guarantor in the state in which the Demised Premises are located.

IN WITNESS WHEREOF, the undersigned has duly executed this Guaranty as of the                          day of                         , 2006.

ATTEST:	Best Buy Co., Inc.

By:

STATE OF                         )

) ss.:

COUNTY OF                         )

On this                          day of, 2006, before me personally came to me

                        , known, who, being by me duly sworn, did depose and say that he

resides at                         , that he is the                          of Best Buy Co.,

Inc., the corporation described in and which executed the foregoing Guaranty; that he knows the seal of said corporation, that the seal affixed to said instrument is such corporate seal, that it was so affixed by order of the board of directors of said corporation, and that he signed his name thereto by like order.

IN WITNESS WHEREOF I hereunto set my hand and official seal.

NOTARY PUBLIC

EXHIBIT A

SITE PLAN

A-l

42642/0004-2281747vll January 27,2006

A-1

EXHIBIT A-l

LEGAL DESCRIPTION OF LAND

Parcel 1:

Lot One (1) of MESA MALL MINOR SUBDIVISION, according to the official plat thereof recorded in Plat Book No. 14 at Page 64, Official Records of Mesa County, Colorado

Parcel 2:

Terms, conditions, stipulations, obligations and provisional of Operating Agreement and Amendments recorded March 5,1980 in Book 1247 at Page 110: together with the First Amendment recorded June 15,1981 in Book 1318 at Page 580: the First Amendment to Supplemental Agreement recorded March 8,1982 in Book 1360 at Page 483; the Second Amendment recorded October 6,1982 in Book 1394 at Page 237; the Third Amendment recorded December 23,1982 in Book 1406 at Page 723; the Fourth Amendment recorded September 5,1984 in Book 1508 at Page 592; and the Fifth Amendment recorded January 10, 1997 in Book 2293 at page 603.

Parcel 3:

Terms, conditions, stipulations, obligations and provisions of Reciprocal Easement and Operating Agreement recorded July 30, 1992 in Book 1914 at Page 685.

NOTE: Vesting deed recorded July 30,1992 in Book 1914 at Page 681.

A-1-1

EXHIBIT A-2

LEGAL DESCRIPTION OF DEVELOPER’S REA TRACT

SIZZLER PARCEL

A tract of land in Lot 2, Mesa Mall Subdivision in Section 9. T 1 S, R 1 W of the Ute Meridian, Mesa County, Colorado more particularly described as follows;

Beginning at a point on the northerly right-of-way line of U.S. Highway 6 and 50, from whence the S.E. Corner of the NE ¼ NW 1/4 of said Section 9 bears S78°48’10”E 549.73 feet; thence N26’30’31”E 63.03 feet to the beginning of a curve concave westerly and having a radius of 305.00 feet; thence northerly on said curve through a central angle of 24°35’32” an arc distance of 130.91 feet; thence S63031’52”E 281.57 feet; thence S27°41’50”W 190.01 feet, more or less, to the northerly right-of-way line of said Highway 6 and 50 and the beginning of a curve concave southwesterly and having a radius of 5830.00 feet; thence on said curve through a central angle of 02’27’24” an arc distance of 249.99 feet to the beginning.

This description contains 1.12 acres.

RED LOBSTER PARCEL

Beginning at a point which bears S00°11’55”W 1316.27’ and N89°54’ 30”W 50.00’ from the NE corner of the NW l/4 of Section 9 and considering the line between Mesa County Brass Caps at the NE corner of the NW l/4 of said Section 9 and at the SE Corner of the NE1/4NW1/4 of said Section 9 to bear S00°11’55”W with all other bearings contained herein relative thereto; thence S00°08’56”W 126.58 feet; thence S67o02’41”W 28.34 feet to the northerly right-of-way of U.S. Highway 6 & 50 and the beginning of a 5320 foot radius curve to the left the chord of which bears N60°56’50”W 273.48 feet; thence along said arc 273.59 feet; thence leaving said right-of-way N27’41 ’50”E 190.01 feet; thence N63°31’52”W 281.56 feet to the beginning of a 305 foot radius curve to the right the chord of which bears N01°29’27”W 36.23 feet; thence along said arc 36.25 feet; thence S63°31’52”E 230.48 feet; thence N26°28’08”E 104.69 feet; thence S89°48’05”E 178.28 feet to the westerly right-of-way line of 24 1/2 road; thence S00°11’55”W 315.48 feet to the beginning.

This description contains 2.18 acres.

PORTION OF RING ROAD OWNED BY DEVELOPER

An easement, for ingress, egress and non-exclusive reciprocal use over lot 2, Mesa Mall Subdivision, in the city of Grand Junction, County of Mesa, state of Colorado, records of said county, more particularly described as follows:

Beginning at a point on the northerly right-of-way of U.S. Hwy. 6 & 50, said point being N78°48’10”W 549.73 feet from the southeast corner of the northeast 1/4, northwest 1/4, Sec. 9, township 1 south, range 1 west, U.M., said point being on a curve concave southwesterly having a radius of 5830.00 feet, to which point a radial line bears N25°14’49”E, thence the following courses;

1.Northwesterly on said curve through a central angle of 00°43’04” an arc distance of 73.04 feet on said northerly right-of-way;

2.N26°30’31”E 65.09 feet to a curve concave westerly having a radius of 232.00 feet;

3.Northerly on said curve through a central angle of 42’12’38” an arc distance of 170.91 feet;

4.N15°42’00”W 62.50 feet to a curve concave southwesterly having a radius of 25.00 feet;

A-2-1

5.Northwesterly on said curve through a central angle of 84°23’44” an arc distance of 36.82 feet;

6.N10°05’49”W 50.00 feet to a point on a non-tangent curve concave northwesterly having a radius of 555.00 feet, to which point a radial line bears S10°05’49”E;

7.Northeasterly on said curve through a central angle of 6°37’01’’ an arc distance of 64.10 feet to the southwest line of lot 3 of said subdivision;

8.S45°00’00”E 65.15 feet on said line to a point on a non-tangent curve concave southeasterly having a radius of 25.00 feet, to which point a radial line bears N68°03’54”W;

9.Southwesterly on said curve through a central angle of 37°37’55” an arc distance of 16.42 feet;

10.S15°42’00”E 62.50 feet to a curve concave northwesterly having a radius of 305.00 feet;

11.Southwesterly on said curve through a central angle of 42° 12’31” an arc distance of 224.69 feet;

12.S26°30’31”W 63.03 feet to the paint of beginning and the end of this description. This description contains 0.677 acres.

(PORTION “RING ROAD” NOT OWNED BY DEVELOPER IN WHICH DEVELOPER HAS EASEMENT RIGHTS)

An easement, for ingress, egress and non-exclusive reciprocal use over lot 3, Mesa Hall Subdivision, in the city of Grand Junction. County of Mesa, state of Colorado, records of said county, more particularly described as follows;

Beginning at the southerly corner of said lot 3, said point being N47°52’19”W 682.91 feet from the southeast corner of the northeast 1/4, northwest 1/4, Sec. 9, township 1 south, range 1 West, U.M., said point being on a curve concave southeasterly having a radius of 25.00 feet, to which point a radial line bear N68°03’54”W, thence the following courses:

1.Northeasterly on said curve through a central angle of 46°45’46” an arc distance of 20.40 feet to the beginning of a reverse curve concave northwest having a radius of 605.00 feet;

2.Northeasterly on said curve through a central angle of 23041’52” an arc distance of 250.23 feet;

3.N45°00’00”E 57.00 feet to a curve concave northwesterly having a radius of 505.00 feet;

4.Northeasterly on said curve through a central angle of 20°00’00” an arc distance of 176.28 feet to the beginning of a reverse curve concave southeasterly having a radius of 32.09 feet;

5.Northeasterly on said curve through a central angle of 90°00’00” an arc distance of 50.41 feet;

A-2-2

6.S65°00’00”E 12.69 feet to a curve concave northeasterly having a radius of 100.33 feet;

7.Southeasterly on said curve through a central angle of 24°48,05” an arc distance of 43.43 feet;

8.N0° 11’55”E 65.00 feet to a non-tangent curve concave northeasterly having a radius of 35.33 feet, to which point a radial line bears 50°11’55”W;

9.Northwesterly on said curve through a central angle of 24°48’05” an arc distance of 15.29 feet;

10.N65°00’00”W 12.69 feet to a curve concave northeasterly having a radius of 32.09 feet;

11.Northwesterly on said curve through a central angle of 90°00’00” an arc distance of 50.41 feet;

12.N65°00’00”W 50.00 feet;

13.S25°00’00”W 129.19 feet to a curve concave northwesterly having a radius of 455.00 feet;

14.Southwesterly on said curve through a central angle of 20°00’00” an arc distance of 158.82 feet;

15.S45°00’00”W 57.00 feet to a curve concave northwesterly having a radius of 555.00 feet;

16.Southwesterly on said curve through a central angle of 28°17’09” an arc distance of 274.00 feet;

17.S45°00’00”E 65.15 feet to the point of beginning and the end of this description.

This description contains 0.842 acres.

A-2-3

EXHIBIT A-3

LEGAL DESCRIPTION OF ADJACENT SHOPPING CENTER

DEVELOPER PARCEL I

Beginning at a point which bears N 89°56’13” E 540.59 feet from the Southwest Corner of Section 4, T1S, R1W, Ute Meridian; thence N 39°44’ W 128.50 feet; thence along the arc of a 308.0 foot radius curve to the left 295.91 feet (the chord of which bears N 37°10’21” W 284.66 feet); thence along the arc of a 255.0 foot radius curve to the right 140.46 feet (the chord of which bears N 5°46’49” W 138.70 feet); thence N 10°00’00” E 39.42 feet; thence N 89°59’40” E 227.50 feet; thence along the arc of a 238.0 foot radius curve to the right 78.73 feet (the chord of which bears N 47°03’20” E 78.38 feet); thence N 56°31’58” E 162.16 feet; thence N 33°28’02” W 34.89 feet; thence along the arc of a 508.0 foot radius curve to the right 296.68 feet (the chord of which bears N 16°44’11” W 292.48 feet); thence N 00°00’20” W 25.0 feet to a point on the South right-of-way line of F Road; thence along-said right-of-way line N 89°59’40” E 75.0 feet; thence leaving said right-of-way line S 00°00’20” E 25.0 feet; thence along the arc of a 433.00 foot radius curve to the left 252.88 feet, (the chord of which bears S 16°44’11” E 249.30 feet); thence S 33°28’02” E 34.88 feet; thence N 47°12’30” E 386.96 feet; thence N 00°00’20” W 30.00 feet to a point on said right-of-way line of F Road; thence along said right-of- way line N 89°59’40” E 510.80 feet; thence leaving said right-of-way S 00°00 20” E 63.20 feet; thence N 86°17’28” E 293.94 feet; thence along the arc of a 406.63 foot radius curve to the right 70.77 feet (the chord of which bears S 88°43’23” E 70.68 feet); thence S 10°00’00” W 175.21 feet; thence N 80°00’00” W 170.65 feet; thence S 10o00’00” W 451.00 feet; thence S 80o00’00” E 34.30 feet; thence S 10o00’00” W 0.75 feet; thence S 80o00’00” E 91.95 feet; thence S 10°00’00” W 0.50 feet; thence S 80°00’00” E 162.66 feet; thence N 10°00’00” E 1.25 feet; thence S 80o00’00” E 43.09 feet; thence S 10°00’00” W 94.48 feet; thence along the arc of a 88.0 foot radius curve to the left 84.47 feet (the chord of which bears S 17°30’00” E 81.27 feet); thence S45o00’00” E 126.26 feet; thence N 45o00’00” E 320.36 feet; thence N 08°00’20” W 329.39 feet; thence N 81°59’40” E 73.87 feet to a point on the southwest right-of-way line of F Road; thence along said right-of-way line S 08°00’20” E 298.47 feet; thence along said right-of-way line along the arc of a 450.0 foot radius curve to the left 77.11 feet (the chord of which bears S 12°54’52” E 77.01 feet); thence leaving said right-of-way line S 45’00’00” W 298.23 feet; thence S 45o00’00” E 19.00 feet; thence S 45o00’00’ W 130.00 feet; thence S 45°00’00” E 42.00 feet; thence S 45o00’00” W 394.27 feet; thence N.45o00’00” W 417.72 feet; thence S 45°00’00” W 565.72 feet; thence S 45°00’00” E 45.14 feet; thence along the arc of a 405 foot radius curve to the left 158.16 feet, the chord of which bears S 56°11’15” E 157.16 feet; thence S 67°22’30” E 309.24 feet; thence S 22°37’30” W 229.84 feet to a point on the North right-of-way line of U.S. Highway 6 and 50; thence along said right-of-way line N 67°22’30” W 36.50 feet; thence leaving said right-of-way line N 22”37’30” E 154.84 feet; thence along the arc of a 25.0 foot radius curve to the left 39.27 feet (the chord of which bears N 22°22’30” W 35.36 feet); thence N 67°22’30” W 247.74 feet; thence along the arc of a 455.0 foot radius curve to the right 177.69 feet (the chord of which bears N 56°11’15” W 176.56 feet); thence N 45°00’ W 71.5 feet; thence along the arc of a 25.0 foot radius curve to the left 39.27 feet (the chord of which bears West 35.36 feet); thence S 45’00’ W 5.0feet; thence along the arc of a 232.0 foot radius curve to the left 70.46. feet (the chord of which bears S 36°18’ W 70.18 feet); thence S 27.36’ W 134.4 feet to a point on the North right-of-way line of U. S. Highway 6 &

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50; thence along said right-of-way line along the arc of a 5630.0 foot radius curve to the right 73.0 feet (the chord of which bears N 62°03’09” W 72.99 feet); thence leaving said right-of-way line N 27°36’ E 133.80 feet; thence along the arc of a 305.0 foot radius curve to the right 92.62 feet (the chord of which bears N 36°18’ E 92.27 feet); thence N 45°00 E 5.0 feet; thence along the arc of a.25.0 foot radius curve to the left 39.42 feet (the chord of which bears N 00° 10’18” W 35.46 feet); thence along the arc of a 550.0 foot radius curve to the left 56.86 feet (the chord of which bears N 48°18’18” W 56.83 feet); thence N 51°16’ W 307.91 feet; thence along the arc of a 405.0 feet radius curve to the right 81.52 feet (the chord of which bears N 45°30’ W 81.39 feet); thence N 39°44’ W 194.87 feet to the point of beginning.

Containing 40.933 acres more or less.

DEVELOPER PARCEL II-A

Commencing at the Southwest Corner of Section 4, T1S, R1W, of the Ute Meridian; thence N 89°56’13” E 50.00 feet; thence N 0°06’21” E 502.97 feet; thence N 89°59’40” E 25.00 feet to the true paint of beginning; thence N 89°59’40” E 203.41 feet; thence 5 10°00’00” W 39.42 feet; thence along the arc of a 255.0 foot radius curve to the left 140.46 feet (the chord of which bears S 5°46’49” E 138.70 feet); thence along the arc of a 308.0 foot radius curve to the left 82.86 feet (the chord of which bears N 72°24’09” W 82.61 feet); thence along the arc of a 232.0 foot radius curve to the right 153.38 feet; (the chord of which bears N 61°10’08” W 150.61 feet); thence N 0°06’21” E 79.49 feet to the point of beginning.

Containing 0.620 acres more-or less.

DEVELOPER PARCEL II-B

Beginning at a point which bears N 89’56’13” E 459.17 feet from the Southwest Corner of Section 4, T1S, R1W of the Ute Meridian; thence along the arc of a 308.0 foot radius curve to the left 99.34 feet (the chord of which bears N 0°24’33” W 98.81 feet); thence S 39°44’00” E 128.50 feet; thence S 89056’13” W 81.42 feet to the point of beginning.

Containing 0.086 acres more or less.

MESA HALL DEVELOPER PARCEL III

Beginning at a point which bears N 89°56’13”E 459.17 feet from the Southwest Corner of Section 4, T1S, R1W Ute Meridian; thence N 89°56’13” E 81.42 feet; thence S 39°44’ E 194.87 feet; thence along the arc of a 405.0 feat radius curve to the left 19.91 feet (the chord of which bears S 41o08,30” E 19.91 feet); thence S 89°56’13” W 289.01 feet; thence along the arc of a 232.0 feet radius curve to the right 47.32 feet (the chord of which bears N 27o47’08”E 47.24 feet); thence along the arc of a 308.0 foot radius curve to the left 133.30 feet (the chord of which bears N 21°13’48” E 132.27 feet) to the point of beginning.

Containing 0.679 acres more or less.

DEVELOPER PARCEL IV

Beginning at a point-on the North right-of-way line of U.S. Highway 6 & 50, from whence

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the Southeast Corner of the NE 1/4 NW 1/4 of Section 9, T1S, R1W of the Ute Meridian bears S 78°48’38” E 549.69 feet; thence along said right-of-way line along the arc of a 5,830 foot radius curve to the left 73.04 feet, the chord of which bears N 65°06’43” W 73.04 feet; thence leaving said right-of-way line N 26°30’31” E 65.09 feet; thence along the arc of a 232 foot radius curve to the left 170.91 feet, the chord of which, bears N 5°24’15” E 167.07 feet; thence N 15°42’00” W 62.50 feet; thence along the arc of a 25 foot radius curve to the left 36.83 feet, the chord of which bears N 57°53’56” W 33.59 feet; thence along the arc of a 605 foot radius curve to the right 318.23 feet, the chord of which bears N 85°01’45’’ W 314.58 feet; thence N 45°00’00” E 285.48 feet; thence S 45°00’00” E 298.57 feet; thence along the arc of a 25 foot radius curve to the left 16.42 feet, the chord of which bears S 3o07’04” W 16.13 feet; thence S 15°42’00” E 62.50 feet; thence along the arc of a 305 foot radius curve to the right 224.69 feet, the chord of which bears S 5°24’15” W 219.64 feet; thence S 26o30’315’ W 63.03 feet to the point of beginning.

Containing 1.754 acres more or less.

DEVELOPER PARCEL V

A tract of land situated in Lot 2 of Mesa Mall Minor Subdivision, a Replat of a Portion of Lot 2, Mesa Mall Subdivision, in Mesa County, Colorado more particularly described as follows:

Commencing at the Northwest corner of said Lot 2 of the replat; thence the following courses:

1.S21°13’41” W through the chord of a 308.00 foot radius curve concave westerly 132.24 feet to the beginning of a 232.00 foot radius curve, concave easterly, the central angle of which is 11°41’11”;

2.thence through the chord of said curve S27° 47’ 08”W 47.24 feet to the point of beginning;

3.thence from said point of beginning N89°56’13”E 289.01 feet to the beginning of a 405.00 foot radius curve, concave northerly, the chord of which bears S46°54’25”E 61.58 feet;

4.thence on the arc of said curve, through a central angle of 08°43 ’ll”, 61.64 feet;

5.thence S51°16’00”E 307.91 feet to the beginning of a 550.00 foot radius curve, concave southerly, the chord of which bears S48°08’00”E 60.13 feet;

6.thence along the arc of said curve, through a central angle of 06’16’00”, 60.16 feet to the beginning of a non-tangent curve, concave westerly, the chord of which bears S03°35’00”W 25.00 feet, and the radius of which bears S52°10’00”W 25.00 feet;

7.thence along the arc of said curve, through a central angle of 82°50’00”, 36.14 feet;

8.thence S45°00’00”W 5.20 feet to the beginning of a 305.00 foot radius curve, concave easterly, the chord of which bears S36°18’00”W 92.27 feet;

9.thence along the arc of said curve, through a central angle of 17’24’00”,

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92.63 feet;

10.thence S27°36’00 “W 17.20 feet;

11.thence N58°41 ’45”W 661.85 feet to the beginning of a 232.00 foot radius curve, concave easterly, the chord of which bears N14°39’00”E 58.86 feet;

12.thence along the arc of said curve, through a central angle of 14°34’33”, 59.02 feet to said point of beginning at course No. 2.

This description contains 2.47 acres.

RESERVE PARCELS

RESERVE PARCEL NO. 1A

Beginning at a point which bears N 89°56’13” E 50.00 feet and N 0°06’21” E 502.97 feet from the Southwest Corner of Section 4, T1S; R1W of the Ute Principal Meridian; thence N 0°06’21” E 477.00 feet to the South right-of-way line of F Road; thence N 89°59’40” E 544.20 feet along said line; thence S 0°00’20”E’25.00 feet; thence along the arc of a 508.00 feet radius curve to the left 296.68 feet (the chord of which bears S 16°44’11” E 292.48 feet); thence S 33°28’02’ E 34.89 feet; thence S 56°31’58”

W 162.16 feet; thence along the arc of a 238.00 feet radius curve to the left 78.73 feet (the chord of which bears S 47°03’20” W 78.38 feet); thence S 89°59’40” W 455.91 feet to the point of beginning.

Containing 6.197 acres more or less.

RESERVE PARCEL NO. 2

A tract of land situated in Lot 2 of Mesa Mall Minor Subdivision, a Replat of a Portion of Lot 2, Mesa Mall Subdivision, in Mesa County, Colorado more particularly described as follows:

Commencing at the Northwest corner of said Lot 2 of the replat; thence the following courses:

1.	S21°13’41 ”W through the chord of a 308.00 foot radius curve concave westerly 132.24 feet to the beginning of a 232.00 foot radius curve, concave easterly, the central angle of which is 37°57’00”;
2.	thence through the chord of said curve S20°29’38”W 105.41 feet to the point of beginning;
3.	thence S58°41’45”E 661.85 feet;
4.

thence S27°36’00”W 116.60 feet to the beginning of a 5630.00 foot radius curve, concave northerly, the chord of which bears N58°59’05”W 529.70 feet, said point being on the northerly right-of-way line of U.S. Highway 6 and 50;

5.	thence along the arc of said curve, through a central angle of 05°23’34”, 529.90 feet;
6.

thence N56°21’00”W 20.82 feet to the beginning of a non-tangent curve, concave easterly, the chord of which bears N13°49’52”W 167.75 feet, and from whence the radius point bears N54°58’29” E 232.00 feet;

7.	thence along the arc of said curve, through a central angle of 42°23’17”, 171.64 feet to the beginning.

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This description contains 1.73 acres.

RESERVE PARCEL NO. 3

Beginning at a point on the North right-of-way line of U.S. Highway 6 & 50 which point bears S53°30’11”E 1182.07 feet from. the SW corner of Section 4, T1S, R1W U.M., thence N27°36’E 134.4 feet, thence along the arc of a 232.0 foot radius curve to the right 70.46 feet (the chord of which bears N36°18’ E 70.18 feet), thence N45°00’ E 5.0 feet, thence along the arc of a 25.0 foot radius curve to the right 39.27 feet (the chord of which bears East 36.36 feet), thence S45°00’E 71.5 feet, thence along the arc of a 455.0 foot radius curve to the left 177.69 feet (the chord of which bears S56°l1’15”E 176.56 feet), thence S67°22’30”E 247.74 feet, thence along the arc of a 25.0 foot radius curve to the right 39.27 feet (the chord of which bears S22°22’30”E 35.36 feet), thence S22°37’30”W 154.84 feet to a point on the North right-of-way line of U.S. Highway 6 & 50, thence along said right-of-way line N67°22’30”W 95.30 feet; thence along said right- of-Way line along the arc of a 5630.0’ foot radius curve to the right 480.15 feet (the chord of which bears N64°52’03”W 479.99 feet) to the point of beginning.

Containing 2.438 acres more or less.

RESERVE PARCEL NO. 4

Beginning at a point on the North right-of-way line of U.S. Highway 6650 which point bears S27°19’53”W 1328.69 feet from the S Corner of Section 4, T1S, R1W .U.M., thence along said right-of-way Line along the arc of a 5830 foot radius curve to the left 193.75 feet (the chord of which bears N66°25’22”W 193.74 feet), thence along said right-of-way line N67°22’30”W 333.50 feet, thence leaving said right-of-way line N22°37’30”E 154.84 feet, thence along the arc of a 25.0 foot radius curve to the right 39.27 feet (the chord of which bears N67°37’ 30”E 15.36 feet), thence S67°22’30”E

58.24 feet, thence along the arc of a 605.0 foot radius curve to the left 345.53 feet (the chord of which bears S83°44’11”E 340.85 feet), thence along the arc of a 25.0 foot radius curve to the right 36.83 feet (the chord-of which bears S57°53’56”E 33.59 feet), thence S15°42”E.-62; 5 feet; thence along the arc of a 232.0 foot. radius curve to the right 170.91 feet (the chord of which bears S5°24’15”W 167.07 feet), thence S26°30’31”W 65.09 feet to the point of beginning.

Containing 2.553 acres more or less.

RESERVE PARCEL 5

SIZZLER PARCEL

A tract of land in Lot 2, Mesa Mall Subdivision in Section 9. T 1 S, R 1 W of the Ute Meridian, Mesa County, Colorado more particularly described as follows;

Beginning at a point on the northerly right-of-way line of U.S. Highway 6 and 50, from whence the S.E. Corner of the NE 1/4 NW 1/4 of said Section 9 bears S78°48’10”E 549.73 feet; thence N26’30’31”E 63.03 feet to the beginning of a curve concave westerly and having a radius of 305.00 feet; thence northerly on said curve through a central angle of 24°35’32” an arc distance of 130.91 feet; thence S63°31’52”E 281.57 feet; thence S27°41’50”W 190.01 feet, more or less, to the northerly right-of-way line of said Highway 6 and 50 and the beginning of a curve concave southwesterly and having a radius of 5830.00 feet; thence on said curve through a central angle of 02’27,24” an arc

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distance of 249.99 feet to the beginning.

This description contains 1.12 acres.

RESERVE PARCEL 5A

RED LOBSTER PARCEL

Beginning at a point which bears S00°11’55”W 1316.27’ andN89°54’ 30”W 50.00’ from the NE corner of the NW1/4 of Section 9 and considering the line between Mesa County Brass Caps at the NE corner of the NW1/4 of said Section 9 and at the SE Corner of the NE1/4 NW1/4 of said Section 9 to bear S00°11’55”W with all other bearings contained herein relative thereto; thence S00°08’56”W 126.58 feet; thence S67°02’41”W 28.34 feet to the northerly right-of-way of U.S. Highway 6 & 50 and the beginning of a 5320 foot radius curve to the left the chord of which bears N60°56’50”W 273.48 feet; thence along said arc 273.59 feet; thence leaving said right-of-way N27’41 ’50”E 190.01 feet; thence N63°31’52”W 281.56 feet to the beginning of a 305 foot radius curve to the right the chord of which bears N01°29’27”W 36.23 feet; thence along said arc 36.25 feet; thence S63°31’52”E 230.48 feet; thence N26°28’08”E 104.69 feet; thence S89°48’05”E 178.28 feet to the westerly right-of-way line of 24 1/2 road; thence S00°11’55”W 315.48 feet to the beginning.

This description contains 2.18 acres.

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Best Buy #1124.01.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “Amendment”) is entered into this 19th day of May, 2021 (“Effective Date”), by and between OREOF19 BR, LLC, a Delaware limited liability company (“Landlord”), and BEST BUY STORES, L.P., a Virginia limited partnership (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant are the current parties to that certain Lease dated February 27, 2006, (as amended, the “Lease”), with respect to a Building containing approximately 30,701 leasable square feet of floor area having a street address at 585 24½ Road, Grand Junction, Colorado 81505, all as more particularly described in the Lease (the “Demised Premises”); and

WHEREAS, Landlord and Tenant have agreed to amend the Lease in accordance with the terms and conditions more particularly set forth herein.

NOW, THEREFORE, for good and valuable consideration, including the mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

TERMS

1.

Interpretation. The terms used herein and not specifically defined shall have the same meaning as in the Lease. In the event of any conflict between the Lease and this Amendment, this Amendment shall control. The Lease as amended by this Amendment remains in full force and effect and contains the entire agreement between Landlord and Tenant with respect to the Lease. There are no other agreements, understandings, restrictions, warranties, representations, or covenants between the parties relating to the subject matter of this Amendment.

2.

First Renewal Term. The Term is scheduled to expire on January 31, 2022. The parties hereby agree to extend the Term for the period from February 1, 2022 through and including March 31, 2027, which period shall be deemed the First Renewal Term referenced in Section 19.17 of the Lease. Notwithstanding anything to the contrary in the Lease, during the First Renewal Term, Minimum Rent shall be per Paragraph 4 of this Amendment.

3.

Second Renewal Term. Tenant shall continue to have the right to extend the Term for the Second Renewal Term (which Second Renewal Term shall be for the period from April 1, 2027 to March 31, 2032), exercisable in accordance with Section 19.17 of the Lease. Notwithstanding anything to the contrary in the Lease, during the Second Renewal Term, Minimum Rent shall be per Paragraph 4 of this Amendment.

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4.	Minimum Rent. Notwithstanding anything to the contrary in the Lease, the Minimum Rent shall be as follows:

Term	Annual Rent	Monthly Rent	per SF
5-1-2021 to 3-31-2022	$353,061.48	$29,421.79	$11.50
4-1-2022 to 3-31-2027 (First Renewal Term)	$353,061.48	$29,421.79	$11.50
4-1-2027 to 3-31-2032 (Second Renewal Term)	$388,367.64	$32,363.97	$12.65

5.

Curbside Pickup Stalls. Landlord hereby consents to the following (collectively, the “Curbside Pickup Work”) by Tenant materially as shown on the attached Exhibit A, and adjustments to the same as reasonably necessary to comply with local requirements and/or to be consistent with changes to Tenant’s Curbside Pickup program (“Curbside Pickup”), subject to the provisions of this Paragraph 5:

(i)

designation of up to six (6) parking stalls for Curbside Pickup (notwithstanding that Exhibit A shows only 4 stalls) to be located near Best Buy’s main entrance (but not to adversely impact handicapped parking spaces), which stalls may include, at Tenant’s discretion, graphic Curbside Pickup designation generally as depicted on Exhibit A;

(ii)

the installation of up to three (3) double-faced pole signs mounted on a concrete base (i.e. six (6) sides total facing outwards, notwithstanding Exhibit A shows only two (2) double faced signs) or six (6) individual signs, with Curbside Pickup language for the Curbside Pickup parking stalls.   Notwithstanding the foregoing, it is understood that the dimensions of the pole signs shown on Exhibit A are approximate, and the height of such poles will be subject to jurisdictional approval; and

(iii)

penetrations on the front façade of the Demised Premises below the roof line, for installation and operation of one (1) camera and one (1) telecommunications access point with equipment as depicted on Exhibit A. Notwithstanding the foregoing, Tenant shall be required to repair any such penetrations to the Building façade and roof to Landlord’s reasonable satisfaction upon or prior to the expiration or earlier termination of the Lease.

Tenant, at its sole cost and expense, shall perform the Curbside Pickup Work in accordance with all applicable terms, covenants and conditions of the Lease, including, without limitation, compliance with all applicable Laws and obtaining any and all permits or authorizations required by the applicable governmental authority (the “Permits”). In the event Tenant receives a notice from a third party alleging that the Curbside Pickup Work breaches the obligations of an existing document affecting the Shopping Center, Tenant will cure the default by removing the defaulting improvements. In the event that Landlord incurs any expenses whatsoever in connection with Tenant’s Curbside Pickup Work, Tenant shall promptly reimburse Landlord for all actual, documented out-of-pocket costs incurred by Landlord either arising out of or relating to such

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Curbside Pickup Work. To the extent that any Permits are required to be executed in connection with Tenant’s Curbside Pickup Work, Landlord shall reasonably cooperate with the same (including timely executing any Permits required to be executed by Landlord within ten (10) days after written request for the same), it being understood that Tenant shall be responsible for all costs to obtain such Permits.

6.

Authority. Each party represents and warrants that, except as otherwise provided herein, as of the date hereof: (i) such party has not made any assignment, lease, transfer, conveyance, or other disposition of the Lease, or any interest in the Lease, (ii) such party has the full right, power and authority to enter into this Amendment and has obtained all consent(s) or approval(s) required from any applicable third parties (e.g., mortgagee(s) and/or administrative agent(s), etc.), (iii) each individual executing this Amendment on behalf of an entity is duly authorized to do so such that this Amendment shall be binding on the applicable entity upon full execution and delivery of the same, and (iv) except for the agent(s)/broker(s) named in the following paragraph of this Amendment (collectively, “Brokers”), such party has not dealt with any broker or finder in connection with this Amendment such that no party other than the Broker(s) is entitled to be paid a fee or commission in connection with the amendment of the Lease by such party. In addition to any other rights which each party might have at law or in equity, and not as a limitation thereof, each party hereby agrees to indemnify, defend and hold the other party harmless from any loss or damage (including reasonable attorneys’ fees) arising from any breach of the representations and warranties contained in this paragraph, including without limitation, any and all claims that might be made by any third party as a result of the execution of this Amendment.

7.

Broker. Landlord and Tenant each represents and warrants to the other party that it has not employed or dealt with any broker, agent or finder in connection with this Second Amendment other than David O. Larson with Legend Partners LLP (“Tenant’s Broker”). Landlord shall pay a commission to both Tenant's Broker and Landlord’s Broker (if any) in connection with this Amendment and pursuant to separate written agreement(s) between Landlord, Tenant, and such broker(s).

8.

Nondisclosure. Landlord and Tenant agree that neither party shall disclose or distribute any of the terms, details or conditions of the Lease including this Amendment to any person, firm or entity without obtaining the express written approval of the other party or its respective successors or assigns, except (i) as reasonably necessary in the conduct of its business such as necessary employees, officers, legal counsel, brokers, and consultants (for tax, financial or leasing matters), it being understood that third party lease consultants shall be required to execute a nondisclosure agreement for such purpose; (ii) to the extent the terms of this Amendment become publicly available through no wrongful act of disclosing party; or (iii) when required by law, court order, duly authorized subpoena, or governmental authority to do so (but the party required to disclose shall promptly give the other party written notice and an opportunity to contest such required disclosure).

9.

Miscellaneous. The above recitals are hereby incorporated into this Amendment as if fully set forth herein. This Amendment can be modified only in writing signed by the Landlord and Tenant. This Amendment shall be governed by and interpreted in accordance with the laws of the state in which the Demised Premises is located. Any notices required hereunder shall be sent

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in the same manner and upon the same terms as are required by the Lease. This Amendment shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto. This Amendment may be executed in several counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same Amendment. Execution copies of this Amendment may be delivered by facsimile or PDF, and the parties hereto agree to accept and be bound by facsimile or PDF signatures hereto. Both Landlord and Tenant assume responsibility for the content and form of this document, and therefore the parties agree that the rule of judicial interpretation to the effect that ambiguities and/or uncertainties contained in an agreement should be construed against the party who drafted that agreement shall not be applied in the event of any dispute arising from the content of this document.

[Signatures on the following page]

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed as of the Effective Date.

LANDLORD:

OREOF19 BR, LLC, a Delaware limited liability company

By:
Name:	Joseph A. Sanz
Title:	Manager

Date:	May 7 , 2021

TENANT:

BEST BUY STORES, L.P., a Virginia limited partnership

By:	BBC Property Co., a Minnesota corporation, its general partner

By:
Name:	Buddy Davenport
Title:	Vice President

Date:	, 2021

EXHIBIT A

Curbside Pickup Work

Curbside Pickup Curbside Pickup Curbside Pickup1 Curbside Pickup Curbside Pickup Curbside Pickup2

Background & Back Of Panel To Match Pms 803c Yellow Number And Circle To Match Pms 2728 Blue Background & Back Of Panel To Match Pms 2728 Blue Painted Graphics To Match Pms Yellow Curbside Pickup Best Buy 1 Note:Each Post Will Get Two (2) Rectangular Signs And Either 1&4 And 2&3 Circular Singns Back To Back 10 Reflective Film Digital Print Film Protected With 3518 Gloss Note: Colors Have To Be Reflective 365 Lbs Base Plan View 1 Post & Panel 1 Side A 2 Post & Panel 1 Side A 2 Post & Panel 2 Side B 4 Post & Panel 1 Side B Qty: 1 Ea Master Brand Color Palette Curbside Pickup Two Sided 063” Aluminium Qty Two (2) Post And Paneels Four(4) Rectangular Panels Four(4) Panels (1) Each Scale 1 = 1’-0” Qty: 1 Ea,A A-2 6-0’ 3-0 1-3 1-41/4 1-3 1-101/4 1-101/4 0-81/4 0-3 365 Lbs Plan View

GENERAL NOTES		HARDWARE PROVIDED BY GC	HARDWARE PROVIDED BY BBY
[illegible]		[illegible]	[illegible]
[illegible]		[illegible]	
[illegible]		[illegible]	
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1
A6.1

4 INTERIOR ELEVATION
INTERIOR WALL MOUNT
SCALE: N.T.S.

3
A6.1

5 EXTERIOR ELEVATION
EXTERIOR WALL MOUNT
SCALE: N.T.S.

GC INSTALLED
1" ENT CONDUIT STUBBED IN JOIST WITH SWEEP SPACE ABOVE ACCESSIBLE CEILING
GC TO PAINT CONDUIT TO MATCH ADJACENT WALL ON SITE
DATA CABLE BAR INSTALLED BY BBY
GC INSTALLED
1.25" CORE DRILL & SEAL
1" RMC CONDUIT STUB OUT WITH BUSHED ENDS
*MOUNTING LOCATION AND HEIGHT OF ACCESS POINT AND PENETRATION MAY NEED TO VARY BASED ON SITE SPECIFIC CONDITIONS. MINIMUM HEIGHT OF 12' AFF, MAXIMUM HEIGHT NO GREATER THAN JOIST SPACE. MAXIMIZE MOUNTING HEIGHT WHILE AVOIDING ARCHITECTURAL ELEMENTS AND THINGS THAT OBSTRUCT LINE OF SIGHT TO CURBSIDE PARKING LOCATIONS
12' MIN
INTERIOR FLOOR

1 FRONT ELEVATION
INTERIOR WALL MOUNT
SCALE: N.T.S.

GC INSTALLED
1" ENT CONDUIT STUBBED IN JOIST WITH SWEEP SPACE ABOVE ACCESSIBLE CEILING
GC TO PAINT CONDUIT TO MATCH ADJACENT WALL ON SITE
EXTERIOR WALL CONSTRUCTION
GC INSTALLED
1.25" CORE DRILL & SEAL
1" RMC CONDUIT STUB OUT WITH BUSHED ENDS
*CONDUIT SEALS AND PENETRATIONS BY G.C.
12' MIN
INTERIOR FLOOR
SIDEWALK

2 SIDE ELEVATION
WALL SECTION DETAIL
SCALE: N.T.S.

GC TO INSTALL EXTERIOR ACCESS POINT USING PROVIDED MOUNTING BRACKET WITH ANCHORS
GC INSTALLED
1.25" CORE DRILL & SEAL
1" RMC CONDUIT STUB OUT WITH BUSHED ENDS
PATCH CABLE, DRIP LOOP & TIE DOWN INSTALLED BY GC
*MOUNTING LOCATION AND HEIGHT OF ACCESS POINT AND PENETRATION MAY NEED TO VARY BASED ON SITE SPECIFIC CONDITIONS. MINIMUM HEIGHT OF 12' AFF, MAXIMUM HEIGHT NO GREATER THAN JOIST SPACE. MAXIMIZE MOUNTING HEIGHT WHILE AVOIDING ARCHITECTURAL ELEMENTS AND THINGS THAT OBSTRUCT LINE OF SIGHT TO CURBSIDE PARKING LOCATIONS
12' MIN
SIDEWALK

3 EXTERIOR ELEVATION
EXTERIOR WALL MOUNT
SCALE: N.T.S.

XX.X SF
XX.X SF
XX.X SF
XX.X SF
XX.X SF
XX.XX.XX
XX.XX.XX
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PROTOTYPICAL SPECIFICATION

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A6.1

Graphic

WISENET Q series
Exterior Mount Camera Spec

QNV-7080R

4M Vandal-Resistant Network IR Dome Camera

WISENET

Key Features

Dimensions

Unit : mm (inch)

57.7 (2.27")
106.1 (4.18")
Ø100.0 (3.94")
Ø137.0 (5.39")

Accessories (Optional)

	QNV-7080R
VIDEO	
Imaging Device	1/3" 4M CMOS
Total Pixels	2,720(H) x 1,536(V)
Effective Pixels	2,688(H) x 1,520(V)
Scanning System	Progressive
Min. Illumination	Color : 0.15Lux (30IRE), B/W : 0Lux (IR LED on)
S / N Ratio	50dB
LENS	
Focal Length (Zoom Ratio)	2.8 ~ 12mm (4.3x) motorized varifocal
Max. Aperture Ratio	F1.4
Angular Field of View	H : 109.7° ~ 26.0° / V : 60.8° ~ 15.2° / D : 131.3° ~ 30.1°
Focus Control	Simple focus (Motorized V/F) / Manual, Remote control via network
Lens Type	DC auto iris
Mount Type	Board type
PAN / TILT / ROTATE	
Pan / Tilt / Rotate Range	0° ~ 350° / 0° ~ 67° / 0° ~ 355°
OPERATIONAL	
IR Viewable Length	30m (98.43ft)
Camera Title	Off / On (Displayed up to 20 characters per line) - W/W : English / Numeric / Special characters - China : English / Numeric / Special / Chinese characters - Common : Multi-line (Max. 5), Color (Grey / Green / Red / Blue / Black / White), Transparency, Auto scale by resolution
Day & Night	True Day & Night
Backlight Compensation	Off / BLC / WDR
Wide Dynamic Range	120dB
Digital Noise Reduction	SSNR (Off / On)
Motion Detection	Off / On (4ea polygonal zones)
Privacy Masking	Off / On (6ea rectangular zones)
Gain Control	Off / Low / Middle / High
White Balance	ATW / AWC / Manual / Indoor / Outdoor
LDC (Lens distortion correction)	Off / On (5 levels with min / max)
Electronic Shutter Speed	Minimum / Maximum / Anti flicker
Flip / Mirror	Flip / Mirror / Hallway view
Intelligent Video Analytics	Motion detection with metadata, Tampering, Defocus detection
Alarm I/O	Input 1 / Output 1
Alarm Triggers	Motion detection, Tampering detection, SD card error, NAS error, Alarm input, Defocus detection
Alarm Events	File upload via FTP and E-mail, Local storage recording at event, Notification via E-mail, External output
Pixel Counter	Support (Plug-in viewer only)
NETWORK	
Ethernet	RJ-45 (10/100BASE-T)
Video Compression Format	H.265, H.264, MJPEG
Resolution	2592 x 1520, 2560 x 1440 (16 : 9), 2304 x 1296, 1920 x 1080, 1280 x 1024, 1280 x 960, 1280 x 720, 1024 x 768, 800 x 600, 800 x 448, 720 x 576, 720 x 480, 640 x 480, 640 x 360, 320 x 240
Max. Framerate	H.265/H.264 : Max. 20fps at 4M, Max. 30fps at 2M all resolutions, MJPEG : Max. 15fps
Smart Codec	WiseStream
Video Quality Adjustment	H.265/H.264 : Target bitrate level control, MJPEG : Quality level control
Bitrate Control Method	H.265/H.264 : CBR or VBR, MJPEG : VBR
Streaming Capability	Multiple streaming (Up to 3 profiles)
Audio In	Selectable (microphone/Line-in), Supported voltage: 2.5VDC (4mA), Input impedance: 2K Ohm
Audio Compression Format	G.711 u-law / G.726 selectable G.726 (ADPCM) 8KHz, G.711 8KHz, G.726 : 16Kbps, 24Kbps, 32Kbps, 40Kbps
Audio Communication	Uni-directional audio
IP	IPv4, IPv6
Protocol	TCP/IP, UDP/IP, RTP(UDP), RTP(TCP), RTCP, RTSP, NTP, HTTP, HTTPS, SSL/TLS, DHCP, PPPoE, FTP, SMTP, ICMP, IGMP, SNMPv1/v2c/v3(MIB-2), ARP, DNS, DDNS, QoS, PIM-SM, UPnP, Bonjour
Security	HTTPS(SSL) login authentication, Digest login authentication IP address filtering, User access log, 802.1x authentication
Streaming Method	Unicast / Multicast
Max. User Access	6 users at unicast mode
Storage	micro SD/SDHC/SDXC (Max. 128GB), NAS - Motion images recorded in the SD memory card can be downloaded - Manual recording at local PC
Application Programming Interface	ONVIF Profile S/G, SUNAPI (HTTP API)
Webpage Language	English, Korean, Chinese, French, Italian, Spanish, German, Japanese, Russian, Swedish, Portuguese, Czech, Polish, Turkish, Dutch, Hungary, Greek
Web Viewer	Supported OS : Windows 7, 8.1, 10, Mac OS X 10.9, 10.10, 10.11 Plug-in free Webviewer - Supported Browser : Google Chrome 47, MS Edge 20 Plug-in Webviewer - Supported Browser : MS Explore 11, Mozilla Firefox 43, Apple Safari 9 * Mac OS X only
Central Management Software	SmartViewer
ENVIRONMENTAL	
Operating Temperature / Humidity	-30°C ~ +55°C (-22°F ~ +131°F) / Less than 90% RH * Start up should be done at above -20°C (-4°F)
Storage Temperature / Humidity	-30°C ~ +60°C (-22°F ~ +140°F) / Less than 90% RH
Ingress Protection / Vandal Resistance	IP66 / IK10
ELECTRICAL	
Input Voltage / Current	PoE (IEEE802.3af, Class3) / 12V DC
Power Consumption	Max. 7.2W (PoE), Max. 6.4W (12V DC)
MECHANICAL	
Color / Material	Ivory / Metal
Dimensions (WxH)	Ø137.0 x 106.1mm (Ø5.39" x 4.18")
Weight	680g (1.5lb)

Hanwha Techwin

Exterior Mount Camera spec q serles wisenet qnv-7080r 4m vandal-resistant network ir dome camera key features max. 4megapixel resolution 2.8 ~ 12mm (4.3x) motorized varifocal lens max. 20fps@4m resolutions, max. 30fps@2m resolutions h.265, h.264, mjpeg codec supported, multiple streaming day & night (icr), wdr (120db) motion detection, tampering, defocus detection micro sd/sdhc/sdxc memory slot (max. 128gb), poe/12v dc ir viewable length 30m, ip66, ik10 hallway view support ldc support (lens distortion correction) dimensions unit: mm (inch) 57.7 (2.27’) 106.1 (4.18’) Ꝋ100.0(3.94’) Ꝋ137.0(5.39’) accessories (optional) sbv-136b sbp-300nb sbp-300b sbp-300pm shd-3000f4 sbp-301hm2 sbp-300cm sbp-300lm sbp-300wm1 sbp-300wm sbp-300km revised 06-2018 © 2018 hanwha techwin co., ltd. All rights reserved. Qnv-7080r video imaging device total pixels effective pixels scanning system min. illumination s/n ratio lens focal length (zoom ratio) max. aperture ration angular field of view focus control lens type mount type 1/3” 4m cmos 2,720(h) x 1,536(v) 2,688(h) x 1,520(v) progressive color: 0.15lux (30IRE), b/w: olux (irled on) 50db 2.8 ~ 12mm (4.3x) motorized varifocal f1.4 h: 109.7’ ~26.0  / v:60.8’ ~ 15.2 / d: 131.3  ~30.1  simple focus (motorized v/f) manual, remote control via network dc auto iris board type pan/tilt/rotate pan/tilt/rotate range operational ir viewable length 0  ~ 350 / 0  ~ 37  / 0  ~ 355  30m (98.43ft) camera title off/ on (displayed up to 20 characters per line) -w/w: English/numeric/special characters – china: english/numeric/special/Chinese characters – common: multi-line (max. 5), color (grey/green/red/blue/black/white), transparency, auto scale by resolution day & night true day & night backlight compensation off/blc/wdr wide dynamic range 120db digital noise reduction motion detection privacy masking gain control white balance ldc (lens distortion correction) electronic shutter speed flip/mirror intelligent video analytics alarm i/o alarm triggers alarm events pixel counter ssnr (off/on) off/on (4ea polygonal zones) off/on (6ea rectangular zones) off/on/middle/high atw/awc/manual/indoor/outdoor off/on (5 levels with min/max) minimum/maximum/anti flicker flip/mirror/hallway view motion detection with metadata, tampering, defocus detection input1/ output1 motion detection, tampering detection, sd card error, nas error, alarm input, defocus detection file upload via ftp and e-mail, local storage recording at event, notification via e-mai, external output support (plug-in viewer only) ethernet video compression format resolution max. framerate smart codec video quality adjustment bitrate control method streaming capability audio in audio compression format audio communication ip protocol security streaming method max, user access storage application programming interface webpage language web viewer central management software rj-45 (10/100base-t) h.265, h.264, mjpeg 2592x1520, 2560x1440 (16:9), 23.4x1296, 1920x1080, 1280x1024, 1280x960, 1280x720, 1024x768, 800x600, 800x448, 720x576, 720x480, 640x480, 640x360, 320x240 h.265/h.264: max 20fps at 4m, max. 30fps at 2 mall resolutions, mjpeg:max. 15fps wise stream h.265/h.264: target bitrate level control, mjpeg: quality level control h.265/4.264: cbr or vbr, mjpeg:vbr multiple streaming (up to 3 profiles) selectable (microphone/line-in), supported voltage:25vdc (4mA), input impedance:2k ohm g.711 u-law/g.726 selectable g.726 (adpcm) 8khz, g.7118 khz, g.726:16 kbps, 24kbps, 32kbps, 40kbps uni-directional audio ipv4, ipv6 tcp/ip, udp/ip, rtp(udp), rtp(tcp), rtcp, rtsp, ntp, http, https, ssl/tls, dhcp, pppoe, ftp, smtp, icmp, igmp, snmpv1/v2c/v3(mb-2), arp, dns, ddns, qos, pim-sm, upnp, bonjour https(ssl) login authentication, digest login authentication ip address filtering, user Access log, 802.1x authentication unicast/ multicast 6 users at unicast mode micro sd/sdhc/sdxc(max. 128gb) nas – motion images recorded in the sd memory card can be downloaded – manual recording at local pc onmf profile s/g, sunapi (http api) English, Korean, Chinese, French, Italian, Spanish, german, Japanese, Russian, Swedish, portuguese, Czech, polish, turkish dutch hungary, Greek supported os: windows 7, 8.1, 10, mac osx10.9, 10.10, 10.11 plug-in free webviewer – supported browser: google chrome 47, ms edge 20 plug-in webviewer – supported browser: ms explore 11, mozilla firefox 43, apple safari 9 * mac os x only smartviewer environmental operating temperature/humidity storage temperature/humidity ingress protection/vandal resistance electrical input voltage/current power consumption mechanical color/material dimensions (wxh) weight -30 C~+55 C(-22 f~+131 f)/less than 90% rh *start up should be done at above-20 C(-4 f) -30 C~+60 C(-22 F~+140 F)/less than 90% rh ip66/ik10 poe(ieee802.3af, class3)/12v dc max.7.2w (poe), max.6.4w(12vdc) ivory/metal Ꝋ137.0x106.1mm (Ꝋ5.39”x4.18”) 680q(1.5ib) *the lastest product information/specification can be found at Hanwha-security.com *design and specifications are subject to change without notice. *wisenet is the proprietary brand of Hanwha techwin, formerly known as samsunh techwin. Hanwha techwin

Exterior IT Access Point Spac IT Telecommunications Antennae (exterior mount) aruba a hearfett Packard Enterprise company DATA SHEET ARUBA OUTDOOR 4X4 MIMO ANTENNA JW018A AP ANT 45 is a multi pilarized antenna with nominal 90 H x 90 V beamwidths. This antenna is well suited for 2.4 and 5 GHz sector coverage for access FREQUENCY/GAIN 4.9-6.0 GHz/5.5 dBI 2.4-2.5 GHZ/4.5 dBI DIMENSIONS 200 mm x 200 mm x 40 mm POLARIZATION +/-45 +/-135 WEIGHT 590 g BEAMWIDTH Horiz Palne: 90 Vert Plane: 90 @ 2.4 GHz Horiz Plane: 90 Vert Plane:90@5.x GHz HOUSING housing aluminum Redome plastic VSWR 2:1 max INSTALLATION HARDWARE Wall mount anchors provided Optional AP-ANT-MNT-5 bracket purchased separately Wall mount